Exhibit 2.01
Agreement and Plan of Merger
by and among
Glu Mobile Inc.,
Granite Acquisition Corp.,
Foundation 9 Entertainment, Inc.
and
Griptonite, Inc.
August 2, 2011

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	List of Key Employees
Exhibit C-1	-	Form of Transition Services Agreement
Exhibit C-2	-	Form of Software Cross-License Agreement
Exhibit D	-	Form of Articles of Merger
Exhibit E	-	Form of Restrictive Legends
Exhibit F-1	-	Employee Executing Benefits Waiver
Exhibit F-2	-	Form of Benefits Waiver
Exhibit G	-	Form of IRS Notice
Exhibit H	-	Form of FIRPTA Notice
Exhibit I	-	Pre-Closing Transfer Agreement
Exhibit J	-	India Services Agreement
Exhibit K	-	List of Excluded Assets
Exhibit L	-	Assignment and Assumption Agreement
Exhibit M	-	Form of Escrow Agreement
Exhibit N	-	Covenant of Acquiror
Exhibit O	-	List of Excluded Employees
Exhibit P	-	List of India Sub Assets
Exhibit Q	-	List of India Sub Liabilities
Exhibit R-1	-	Knowledge of Acquiror
Exhibit R-2	-	Knowledge of Parent
Exhibit R-3	-	Knowledge of the Company
Exhibit S	-	Personnel Matter

Agreement and Plan of Merger
          This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 2, 2011 (the “Agreement Date”), by and among Glu Mobile Inc., a Delaware corporation (“Acquiror”), Granite Acquisition Corp., a Washington corporation and wholly owned subsidiary of Acquiror (“Sub”), Foundation 9 Entertainment, Inc., a Delaware corporation (the “Parent”), and Griptonite, Inc., a Washington corporation and wholly owned subsidiary of Parent (the “Company”).
Recitals
          A. The Boards of Directors of Parent, Company, Sub and Acquiror have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.
          B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of Company Capital Stock (as defined below), all of which are owned by Parent, shall be converted into the right to receive shares of Acquiror Common Stock (as defined below), the resale of which will be registered under the Securities Act (as defined below).
          C. Parent, Company, Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
          D. At or prior to the execution and delivery of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, certain employees of the Company identified on Exhibit B hereto (the “Key Employees”) are entering into employee offer letters with Acquiror (each an “Offer Letter”), which includes Acquiror’s standard employee invention assignment and confidentiality agreement, as well as certain non-competition provisions (the “Non-Competition Provisions”), in each case to become effective upon the Closing.
          E. Concurrent with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Acquiror’s willingness to enter into this Agreement, Parent and Acquiror have entered into a transition services agreement substantially in the form attached hereto as Exhibit C-1 (the “Transition Services Agreement”) and a software cross-license agreement substantially in the form attached hereto as Exhibit C-2 (the “Software Cross-License Agreement” and collectively with the Transition Services Agreement, the “Transition Services and License Agreements”).
          F. At or prior to the execution and delivery of this Agreement and as a material inducement to the willingness of Acquiror and Parent to enter into this Agreement, the employee of Parent identified on Exhibit F-1 hereto is entering into a benefits waiver with Parent substantially in the form attached hereto as Exhibit F-2 (the “Benefits Waiver”) and an Offer Letter with Acquiror.
          G. The parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code (as defined below) and intend for this Agreement to constitute a plan of reorganization within the meaning of Section 368 of the Code.

          Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
The Merger
          Attached to this Agreement as Exhibit A is a list of certain defined terms used in this Agreement. The definition of each capitalized term used in this Agreement is either set forth in Exhibit A hereto or elsewhere in this Agreement.
     1.1 The Merger. At the Effective Time (as such term is defined in Section 1.6), on the terms and subject to the conditions set forth in this Agreement, the Articles of Merger in substantially the form attached hereto as Exhibit D (the “Articles of Merger”) and the applicable provisions of the WBCA, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.
     1.2 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place concurrent with the execution and delivery of this Agreement. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as Acquiror and Parent agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
     1.3 Pre-Closing Transfers. At or prior to the Closing, (i) the Company has transferred the Excluded Assets to Parent or a member of Parent Group, (ii) Parent has caused all intercompany payables due from the Company to any other entity in the Parent Group to be discharged and receivables due to the Company from any other entity in the Parent Group to be paid, (iii) certain employees of the Company have been offered employment by an entity in the Parent Group, with such employment to take effect prior to the Closing, (iv) the Company has assumed and agreed to pay, perform, discharge and satisfy the Included Liabilities, (v) Parent has assumed and agreed to pay, perform, discharge and satisfy the Excluded Liabilities and (vi) the Company, Parent and certain of Parent’s Affiliates have entered into the agreement substantially in the form attached hereto as Exhibit I (the “Pre-Closing Transfer Agreement”) (collectively, the “Pre-Closing Transfers”).
     1.4 Excluded Liabilities and Included Liabilities. The Company has not assumed or retained, and Acquiror will not be responsible for, any of the Excluded Liabilities. Parent has not assumed or retained, and no member of the Parent Group will be responsible for, any of the Included Liabilities.
     1.5 Closing Deliveries.
          (a) Acquiror Deliveries. Acquiror shall deliver to Parent, at or prior to the Closing, each of the following:

               (i) duly executed counterpart originals of the Transition Services and License Agreements, the Escrow Agreement and the Offer Letters (including the Non-Competition Provisions);
               (ii) a duly executed counterpart original of the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit L (as such form may be modified by Acquiror and Parent, to their mutual agreement) relating to the real estate lease pertaining to the Company’s offices in Kirkland, Washington, consenting to the Merger and assigning Parent’s rights and obligations thereunder to Acquiror (the “Lease Assignment”);
               (iii) valid stock certificate(s) or, if reasonably acceptable to Parent, other evidence(s) of issuance (e.g., book entry issuance), containing the restrictive legend set forth on Exhibit E hereto (and no other legends), representing (i) the Base Shares (subject to adjustment as provided in Section 1.13), less the Escrow Shares, and (ii) the Additional Shares;
               (iv) a certificate from the Secretary of State of the States of Delaware and California with respect to Acquiror, and the State of Washington with respect to Sub, dated within five (5) Business Days prior to the Closing Date certifying in customary form that the Acquiror and Sub are in good standing; and
               (v) a certificate, dated as of the Closing Date and executed on behalf of the Acquiror by its Secretary, certifying (A) Sub’s (1) Articles of Incorporation, (2) Bylaws, (3) board resolutions or unanimous written consent approving the Merger and adopting this Agreement, and (4) shareholder resolutions or unanimous written consent approving the Merger and adopting this Agreement, and (B) Acquiror’s (1) Certificate of Incorporation, (2) Bylaws and (3) board resolutions or unanimous written consent approving the Merger and adopting this Agreement (the “Acquiror Secretary Certificate”).
          (b) Parent Deliveries. Parent shall deliver to Acquiror, at or prior to the Closing, each of the following:
               (i) a certificate, dated as of the Closing Date and executed on behalf of Parent by its Secretary, certifying (A) the Company’s (1) Articles of Incorporation, (2) Bylaws, (3) board resolutions or unanimous written consent approving the Merger and adopting this Agreement and (4) shareholder resolutions or unanimous written consent approving the Merger and adopting this Agreement, and (B) Parent’s board resolutions or unanimous written consent approving the Merger and adopting this Agreement (the “Parent Secretary Certificate”);
               (ii) an Offer Letter (including the Non-Competition Provisions) executed by each of the Key Employees;
               (iii) duly executed counterpart originals of the Transition Services and License Agreements and the Escrow Agreement;
               (iv) the agreement substantially in the form attached hereto as Exhibit J the (“India Services Agreement”), executed by the Company and the Existing India Subsidiary;
               (v) a duly executed counterpart original of the Lease Assignment (including execution and delivery by the landlord, as soon as received, provided that Parent shall use reasonable best efforts to obtain such consent as promptly as practicable following the Closing);

               (vi) the Pre-Closing Transfer Agreement, executed by the Company and Parent;
               (vii) evidence reasonably satisfactory to Acquiror that the Minimum Cash is in the Company’s bank account;
               (viii) evidence reasonably satisfactory to Acquiror of (a) the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Effective Time and (b) if requested by Acquiror not less than one (1) Business Day prior to the Closing, the appointment of new officers and directors of the Company, which appointments are to become effective at the Effective Time;
               (ix) a certificate from the Secretary of State of the State of Washington dated as of July 26, 2011 certifying in customary form that the Company is in good standing;
               (x) the Company Net Working Capital Certificate;
               (xi) (a) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), substantially in the form attached hereto as Exhibit G, dated as of the Closing Date and executed by the Company, which notice Acquiror is hereby authorized to deliver to the Internal Revenue Service on behalf of the Company after the Closing, and (b) a FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit H, dated as of the Closing Date and executed by the Company;
               (xii) the Articles of Merger, executed by the Company; and
               (xiii) the Benefits Waiver, executed by the employee of Parent identified on Exhibit F-1 hereto.
          (c) Acquiror Delivery to Escrow Agent. Acquiror shall deliver to the Escrow Agent, at or prior to the Closing, a valid stock certificate containing the restrictive legends set forth on Exhibit E (and no other legend), representing the Escrow Shares to be held by the Escrow Agent in the Escrow Account and disbursed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement. For the avoidance of doubt, in no event shall any of the Additional Shares delivered at the Closing or any other shares of Acquiror Common Stock issued or issuable by Acquiror after the Closing pursuant to this Agreement, including pursuant to any working capital adjustment and/or Article 6, be delivered to the Escrow Agent or subject to any escrow requirement pursuant to this Agreement.
     1.6 Effective Time. At the Closing, Sub and the Company shall cause the Articles of Merger to be filed with the Secretary of State of the State of Washington, in accordance with the relevant provisions of the WBCA (the time of acceptance by the Secretary of State of the State of Washington of such filing or such later time as may be agreed to by Acquiror and Parent and set forth in the Articles of Merger being referred to herein as the “Effective Time”). This Agreement, excluding the exhibits and schedules hereto, shall be deemed the “plan of merger” under Chapter 11 of the WBCA and shall be filed with the Articles of Merger pursuant to Section 23B.11.050(1) of the WBCA.
     1.7 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.
     1.8 Articles of Incorporation and Bylaws.
          (a) At the Effective Time, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by the WBCA.
          (b) At the Effective Time, the Bylaws of Sub shall become the Bylaws of the Surviving Corporation, until thereafter amended as provided by the WBCA, the Articles of Incorporation of the Surviving Corporation and such Bylaws.
     1.9 Directors and Officers.
          (a) At the Effective Time, the members of the Board of Directors of Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.
          (b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.
     1.10 Merger Consideration. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) all shares of Company Capital Stock will be automatically converted into, and Parent, as the sole shareholder of the Company, will have the right to receive, (i) at the Effective Time, 6,106,015 shares of Acquiror Common Stock, less the Escrow Shares, and (ii) upon release of any Escrow Shares pursuant to the terms of the Escrow Agreement and Article 6, such released Escrow Shares, and (b) all options or other securities, directly or indirectly, exercisable for or convertible into Company Capital Stock shall be automatically cancelled and shall otherwise be deemed terminated, irrespective of and without any action of the holder thereof.
     1.11 Treatment of Parent Options Held by Company Employees. Acquiror will not assume any Parent Options held by employees or consultants of Parent or the Company in the Merger. Acquiror will provide the Continuing Employees with new Acquiror Options on the terms set forth in the Offer Letters.
     1.12 No Further Ownership Rights in Company Capital Stock. All Shares issued to Parent in exchange for all of the outstanding shares of Company Capital Stock in accordance with the terms hereof shall be so issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.
     1.13 Company Balance Sheet; Company Net Working Capital Adjustment.
          (a) Pursuant to Section 4.8, Parent shall deliver the Company Net Working Capital Certificate to Acquiror in final form on the Closing Date, which Company Net Working Capital Certificate shall estimate the Company Net Working Capital and shall give effect to the Pre-Closing Transfers. In the event that the Company Net Working Capital as reflected on the Company Net Working Capital Certificate is greater than or less than the Company Net Working Capital as reflected on the Acquiror WC Certificate by more than $25,000, then, subject to the review and dispute rights set forth below, the number of Base Shares issued in the Merger will be adjusted retroactively as follows:

               (i) In the event that the Company Net Working Capital as reflected on the Company Net Working Capital Certificate is less than the Company Net Working Capital as reflected on the Acquiror WC Certificate by more than $25,000 (such surplus amount in excess of $25,000, a “Company Net Working Capital Surplus”), Acquiror shall promptly (subject to the review and dispute rights set forth below) issue and deliver to Parent a valid stock certificate in the same form as the existing certificate representing additional shares of Acquiror Common Stock equal to such Company Net Working Capital Surplus based on a $5.00 per share price (which additional shares of Acquiror Common Stock shall also be deemed Base Shares, shall constitute Registrable Shares and shall be included on the Registration Statement, but none of such shares shall be held in the Escrow Account), and
               (ii) In the event that the Company Net Working Capital as reflected on the Company Net Working Capital Certificate is greater than the Company Net Working Capital as reflected on the Acquiror WC Certificate by more than $25,000 (such shortfall amount in excess of $25,000, a “Company Net Working Capital Shortfall”), Parent shall promptly (subject to the review and dispute rights set forth below) surrender such number of Base Shares that are equal to such Company Net Working Capital Shortfall based on a $5.00 per share price (such post-Closing adjustment will not be made from shares held in the Escrow Account); provided, however, that Acquiror shall promptly thereafter deliver a new valid stock certificate to Parent in the same form as the existing certificate reflecting the balance of the Base Shares.
          (b) Within five (5) Business Days after the filing of the Form 8-K Amendment by Acquiror, Acquiror shall deliver to Parent a certificate executed by the Chief Executive Officer or Chief Financial Officer of Acquiror certifying Acquiror’s calculation of the Company Net Working Capital (the “Acquiror WC Certificate”).
          (c) Parent may object to the calculation of Company Net Working Capital set forth in the Acquiror WC Certificate by providing written notice of such objection to Acquiror within fifteen (15) Business Days after Parent’s receipt of the Acquiror WC Certificate (the “Notice of Objection”).
          (d) If Parent timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to ten (10) Business Days following Acquiror’s timely receipt of the Notice of Objection in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.
          (e) If, after such ten (10) Business Day period, Parent and Acquiror cannot resolve any such disagreement, then the parties shall engage a nationally recognized independent auditing firm acceptable to both Parent and Acquiror (the “Reviewing Accountant”) to review the calculation of Company Net Working Capital. After review of the calculation of such Company Net Working Capital and the Company’s books and records, the Reviewing Accountant shall promptly determine the Company Net Working Capital and such determination shall be (i) in writing, (ii) final, nonappealable and binding on the parties, and (iii) made in accordance with GAAP applied on a basis consistent with the Company Net Working Capital Certificate. In the event that the Reviewing Accountant determines that there is a Company Net Working Capital Surplus or a Company Net Working Capital Shortfall, the parties shall promptly deliver or surrender the appropriate number of Base Shares in accordance with the Reviewing Accountant’s determination and Section 1.13(b) above. The fees and expenses of the Reviewing Accountant shall be borne by the party whose determination of the Company Net Working Capital was furthest from the Reviewing Accountant’s final determination (based on the amounts reflected on the Acquiror WC Certificate and Parent’s Notice of Objection, respectively).
     1.14 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement adopt this

Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Neither Acquiror, Sub, the Company nor Parent makes any representations or warranties to any other party regarding the Tax treatment of the Merger, or any of the Tax consequences to any party to this Agreement, the Merger or any of the other transactions or agreements contemplated hereby other than those explicitly made in this Agreement (e.g., in Sections 2.12(l) and 3.8 and in Article 4). The Company and Parent acknowledge that they are relying solely on their own Tax advisors, and Acquiror and Sub acknowledge that they are relying solely on their own Tax advisors, in each case in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.
ARTICLE 2
Representations and Warranties of Parent and the Company
          Subject to the disclosures set forth in the disclosure letter of Parent and the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates (unless and only to the extent the relevance of any disclosures to other representations and warranties is reasonably apparent from the actual text of such disclosures), and each of which disclosures that specifically states that it is intended to constitute a representation and warranty by Parent and the Company (or are identified herein as such) shall also be deemed to be representations and warranties made by Parent and the Company to Acquiror under this Article 2), each of Parent and the Company represents and warrants to Acquiror, as of the Closing Date, as follows:
     2.1 Organization; Standing and Subsidiaries.
          (a) Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and the Company has the corporate power to own its properties and to conduct its business as now conducted and is duly qualified to do business and is in good standing in each other jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on the Company. Each of Parent and the Company is not in violation of any of the provisions of its Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws or equivalent organizational or governing documents.
          (b) The Company does not currently have any subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any equity investment in or capital contribution in or on behalf of any other Person.
          (c) Schedule 2.1(c) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) sets forth as of the date of execution of this Agreement before the Effective Time, a true, correct and comprehensive list of: (i) the names of the members of the Board of Directors (or similar body) of the Company; (ii) the names of the members of each committee of the Board of Directors (or similar body) of the Company (and a description of the duties and powers delegated thereto); and (iii) the names and titles of the officers of the Company.

     2.2 Capital Structure.
          (a) The authorized capital stock of the Company consists solely of 100 shares of Company Common Stock. The issued and outstanding capital stock of the Company consists solely of 100 shares of Company Common Stock, all of which are owned by Parent, and such number of shares so owned constitutes Parent’s entire interest in the issued and outstanding Company Capital Stock or voting securities of the Company. The Company holds no treasury shares. There are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company. All shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances (other than liens held by Silicon Valley Bank pursuant to the SVB Loan Agreement which shall be terminated subsequent to Closing in accordance with the provisions of Section 4.9 of this Agreement), preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Articles of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act the Company Common Stock or any other securities of the Company. The Company Common Stock was issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts in all material respects. As of the Closing, no Person will have a right to acquire any shares of Company Capital Stock or any option or right to acquire shares of Company Capital Stock from the Company or from Parent other than pursuant to this Agreement.
          (b) Schedule 2.2(b) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) sets forth as of the date of execution of this Agreement before the Effective Time the name of each Person that is the registered owner of Parent Options held by employees or consultants of the Company and the number and kind of such Parent Options so owned by such Person as of the Agreement Date.
     2.3 Authority; Noncontravention.
          (a) Each of Parent and the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by each of Parent’s Board of Directors and the Company’s Board of Directors. This Agreement has been duly executed and delivered by each of Parent and the Company and constitutes the valid and binding obligation of each of Parent and the Company enforceable against each of Parent and the Company in accordance with its terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Parent’s Board of Directors and the Company’s Board of Directors, by separate unanimous written consents (and not thereafter modified or rescinded), respectively, has approved and adopted this Agreement and approved the Merger and determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of Parent and the Company, respectively, and its respective stockholders. The affirmative vote of Parent is the only vote of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger.
          (b) The execution and delivery of this Agreement by each of Parent and the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the properties or assets of the Company (except for the licenses granted by Company under the Transition Services and License Agreements and the India Services Agreement) or any of the shares of Company Common Stock pursuant to any Contract to which the Company or any member of the Parent Group is a party or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (A) any provision of the Certificate or Articles of Incorporation or Bylaws or other equivalent organizational or governing documents of Parent or the Company, in each case as amended to date, (B) any Contract to which the Company or any member of the Parent Group is a party, or (C) any Legal Requirements applicable to Parent or the Company or any of the Company’s properties or assets, except in the case of the foregoing clauses (i) and (ii) (B), as would not reasonably be expected to result in a Material Adverse Effect on the Company or materially impair Company’s ability to undertake the existing work-for-hire Material Contracts of the Company for which the Company has remaining obligations to complete development work (other than insubstantial development work) in accordance with the terms of such Contracts.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for (i) the filing of the Articles of Merger, as provided in Section 1.6, and (ii) such other consents, authorizations, filings, declarations, approvals, orders, notices and registrations which, if not obtained or made, would not reasonably be expected to be materially adverse to Parent’s or the Company’s ability to consummate the Merger or to perform their respective obligations under this Agreement and would not reasonably be expected to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement and would not reasonably be expected to result in a Material Adverse Effect on the Company or materially impair Company’s ability to undertake the existing work-for-hire Material Contracts of the Company for which the Company has remaining obligations to complete development work (other than insubstantial development work) in accordance with the terms of such Contracts.
     2.4 Financial Statements.
          (a) Schedule 2.4(a) of the Company Disclosure Letter includes (i) the unaudited pro forma (in the case of this clause (i) only, taking into account the Pre-Closing Transfers) balance sheet of the Company as of June 30, 2011 (the “Company Balance Sheet”), (ii) the unaudited statements of operations for the Company for the fiscal year ended December 31, 2010 and the six-month period ended June 30, 2011, and (iii) the unaudited statements of cash flows for the Company for the fiscal year ended December 31, 2010 and the six-month period ended June 30, 2011 (excluding the Company Balance Sheet, the “Financial Statements”). The Financial Statements: (i) are derived from and are consistent with the books and records of the Company; and (ii) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified, (iii) complied in all material respects as to form with applicable accounting requirements with respect thereto as of their respective dates, and (iv) have been prepared in accordance with GAAP (except as may be disclosed therein, except for audit adjustments and year-end adjustments and except that the Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other.
          (b) The Company has no Liabilities of any nature that are, either individually or in the aggregate, material to the Company, other than (i) those set forth or adequately provided for in the pro forma balance sheet included in the Company Balance Sheet, (ii) those incurred in the conduct of the Company’s business since June 30, 2011 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, and (iii) those incurred by the Company in connection with the execution or performance of this Agreement. Except for Liabilities reflected in the Company Balance Sheet or the Financial Statements, the Company has no off-balance sheet arrangement (as such term is defined in

Item 303 of Regulation S-K) Liability of any nature to any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company, except for liabilities that would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (c) Schedule 2.4(c) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) sets forth as of the Agreement Date the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
          (d) Schedule 2.4(d) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) sets forth all outstanding indebtedness of the Company for money borrowed (“Company Debt”), including, for each item of Company Debt, the title of the written agreement governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.
     2.5 Absence of Certain Changes. Other than with respect to this Agreement, the Pre-Closing Transfers, the Transition Services and Licensing Agreements, the India Services Agreement, the Escrow Agreement, the Benefits Waiver, the Offer Letters, the Lease Assignment, the Articles of Merger (and the transactions contemplated by each of the foregoing), since the Company Balance Sheet Date, (i) the Company has conducted its business in all material respects in the ordinary course consistent with past practice and (ii):
          (a) there has not occurred any Effect that, individually or taken together with all other Effects that have occurred prior to the Closing, would reasonably be expected to have a Material Adverse Effect on the Company,
          (b) the Company has not made or entered into any material Contract or letter of intent with respect to, or otherwise effected or agreed to effect, any acquisition, sale, license, disposition or transfer of any material asset or liability of the Company other than Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix)) to its customers in the ordinary course of its business consistent with its past practice,
          (c) except as required by GAAP, there has not occurred any material change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) or any material revaluation of the assets of the Company,
          (d) except for amendments in connection with this Agreement, the Company has not entered into, amended, renewed or terminated any Material Contract (as hereinafter defined), and there has not occurred any material default under any Material Contract by the Company or, to the Company’s knowledge, by any other contracting party thereto, which, with the giving of notice or the lapse of time, would reasonably be expected to give any such other contracting party (i) the right to declare a material default or exercise any remedy that would result in a loss to the Company of any material benefit under such Material Contract, (ii) the right to accelerate the maturity or performance of any material obligation of the Company under such Material Contract, or (iii) the right to cancel, terminate or, without the Company’s consent, materially modify any Material Contract,

          (e) there has not occurred any amendment or change to the Company’s Articles of Incorporation or Bylaws,
          (f) except as required by Legal Requirements or a Contract in effect on the Agreement Date and the Offer Letters and the Benefits Waiver and the Pre-Closing Transfers, there has not occurred any material increase in or material modification of the compensation or benefits payable or to become payable by Parent or the Company to any of the Company’s directors or officers, employees or consultants, in each case other than in the ordinary course of business, any adoption or modification of any Company Employee Plans (as defined in Section 2.13(a)), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), and, other than in the ordinary course of business consistent with past practice, neither Parent nor the Company has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any Continuing Employee,
          (g) except for the Offer Letters, the Benefits Waiver and the Pre-Closing Transfers, there has not occurred any reduction in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company,
          (h) the Company has not incurred, created or assumed any material Encumbrance (other than a Permitted Encumbrance and other than liens held by Silicon Valley Bank pursuant to the SVB Loan Agreement) on any of its assets or properties, any material Liability for borrowed money or any material Liability as guarantor or surety with respect to the obligations of any other Person,
          (i) the Company has not paid or discharged any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date in an amount in excess of $25,000 for any single Liability to a particular creditor or $50,000 in the aggregate to all creditors,
          (j) except for the Pre-Closing Transfers, the Company has not cancelled or waived any material Liabilities owed to it,
          (k) the Company has not made any material deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or given any material discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable,
          (l) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting any material assets, properties or business of the Company,
          (m) except for the Pre-Closing Transfers, the Transition Services and License Agreements and the India Services Agreement, the Company has not (i) sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property (as defined in Section 2.10(a)(v)), other than pursuant to the Pre-Closing Transfers or Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix)), (ii) acquired or licensed from any Person any Intellectual Property (as defined in Section 2.10(a)(iii)), other than pursuant to Standard Inbound IP Agreements (as defined in Section 2.10(a)(viii)), or (iii) sold, disposed of, transferred or provided a copy of any Company Source

Code (as defined in Section 2.10(a)(xi)), in each case, which are, individually or in the aggregate, material to the conduct of the Business as now conducted, and
          (n) there has not occurred any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (n) and there has not occurred any entry into any Contract by Parent to do any of the things described in the preceding clauses (b), (d), (e), (f) or (g) on behalf of the Company (in each case other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).
     2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity (a “Legal Proceeding”), or, to the knowledge of Parent or the Company, threatened, in each case, against the Company or any of its assets or properties or, to the knowledge of Parent or the Company, any of the Company’s directors or officers (in their capacities as such) or any of the Company’s employees (relating to their employment, services or relationship with the Company), except for those Legal Proceedings that if determined in a manner adverse to the Company or any of its assets or properties or any of its officers, directors or employees would not reasonably be expected to result in a Material Adverse Effect on the Company. There is no judgment, decree, injunction or order against the Company, any of its assets or properties, or, to the knowledge of Parent or the Company, any of the Company’s directors or officers (in their capacities as such) or any of the Company’s employees (relating to their employment, services or relationship with the Company), except for any judgment, decree, injunction or order that would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has no Legal Proceeding pending against any other Person.
     2.7 Restrictions on Business Activities. There is no existing Contract, judgment, injunction, order or decree binding upon the Company that has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of materially prohibiting, materially restricting or materially impairing any current business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business (as currently conducted by the Company, after taking into account the Pre-Closing Transfers) or materially limiting the freedom of the Company to engage in any line of business in any market or geographic area, or to compete with any Person.
     2.8 Compliance with Laws; Governmental Permits.
          (a) Since the date upon which Parent acquired the Company, the Company has complied with, and is not in violation of, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business, except for such failures to comply and violations as would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (b) The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Business by the Company or the holding of any such interest, in each case, except where the failure to have, or the suspension or cancellation of, any such consent, license, permit, grant or authorization would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair the Company’s ability to undertake the existing work-for-hire Material Contracts of the Company for which the Company has remaining obligations to complete development work (other than insubstantial development work) in accordance with the terms of such Contracts (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair the Company’s ability to undertake the existing work-for-hire Material Contracts of the Company for which the Company has remaining obligations to complete development work (other than insubstantial development work) in accordance with the terms of such Contracts. Since January 1, 2010, neither Parent nor the Company has received any written notice from any Governmental Entity asserting (i) any actual or alleged violation by the Company of law or any Company Authorization or any failure by the Company to comply with any term or requirement of any Company Authorization or (ii) any actual or alleged revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Merger or any of the transactions contemplated by this Agreement.
     2.9 Title to and Condition of Tangible Assets. The Company has good and valid title to all of its tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except for (i) assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business and (ii) assets transferred in connection with the Pre-Closing Transfers, the Transition Services and License Agreements and the India Services Agreement), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases (except for leases that have expired by their terms since the date of the Company Balance Sheet), in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such imperfections of title and Encumbrances as do not and will not materially detract from or interfere with the use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing indebtedness that is reflected on the Company Balance Sheet and (iv) liens held by Silicon Valley Bank pursuant to that certain Loan and Security Agreement dated as of April 13, 2009, by and among Parent, the Company, Backbone Entertainment and Silicon Valley Bank, as amended (the “SVB Loan Agreement”). The tangible property and equipment of the Company that are used in the operations of its Business are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. The Company is in material compliance with, has performed all of its material obligations under, and is not in default with respect to, its current real property lease. The Company does not currently own any real property.
     2.10 Intellectual Property.
          (a) As used in this Agreement, the following terms shall have the meanings indicated below:
               (i) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask work rights, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.
               (ii) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing.
               (iii) “Intellectual Property” means (a) Intellectual Property Rights; and (b) Proprietary Information and Technology.
               (iv) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by the Company.
               (v) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed by the Company.
               (vi) “Company Intellectual Property Agreements” means any Contract to which the Company is a party or is otherwise bound and (a) pursuant to which the Company has granted any rights with respect to any Company Intellectual Property or licensed any Third Party Intellectual Property, or (b) that otherwise governs any Company Intellectual Property.
               (vii) “Company Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered Internet domain names; (d) registered copyrights and applications for copyright registration; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.
               (viii) Standard Inbound IP Agreements” means (i) non-disclosure agreements granting to the Company a limited right to use a third party’s confidential information entered into by the Company in the ordinary course of its business, consistent with past practice (each a “Standard NDA”), and (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the Company Products that are distributed by the Company to its customers.
               (ix) “Standard Outbound IP Agreements” means (i) Standard NDAs, and (ii) non-exclusive licenses of Company Products granted by the Company in the ordinary course of its business consistent with past practice.
               (x) “Company Products” means all (i) products developed by the Company, or in development by the Company, for delivery to any customers of the Company as of the Agreement

Date, and (ii) development tools developed by the Company for use in the development described in clause (i) of this definition.
               (xi) “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.
               (xii) “Company-Developing Intellectual Property” means Intellectual Property to be developed by the Company under the terms of any existing work for hire Material Contracts.
          (b) To the knowledge of the Company, and other than with respect to the Company-Developing Intellectual Property, the Company owns or has the valid right or license to use all Intellectual Property required, and in the manner required, for Company to meet all of its obligations under its existing work for hire Material Contracts of the Company for which the Company has remaining obligations to complete development work (other than insubstantial development work) in accordance with the terms of such Contracts.
          (c) Except for the Pre-Closing Transfers and any transfers under the terms of any Contract listed in Schedule 2.17(ix), (xi) or (xii) of the Company Disclosure Letter, the Company has not, during the last two (2) years, transferred ownership of, or agreed to transfer ownership of, any material Intellectual Property to any third party.
          (d) The Company owns and has good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances and liens held by Silicon Valley Bank pursuant to the SVB Loan Agreement). After the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable or licensable by Acquiror without restriction and without payment of any kind to any third party. The right, license and interest of the Company in and to all Third Party Intellectual Property are free and clear of all Encumbrances (excluding restrictions contained in the applicable written license agreements with such third parties, Permitted Encumbrances and liens held by Silicon Valley Bank pursuant to the SVB Loan Agreement).
          (e) Schedule 2.10(e) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) lists (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and (ii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property.
          (f) To the knowledge of the Company, each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company does not own any patents nor does it have any currently active patent applications in any jurisdiction.

          (g) With respect to the Company Intellectual Property Agreements:
               (i) None of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property.
               (ii) To the knowledge of Parent and the Company, there are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder.
          (h) Neither this Agreement, the transactions contemplated by this Agreement, or the assignment to Acquiror and/or the Surviving Corporation by operation of law or otherwise of any Contracts to which the Company is a party, will result in, under the terms of any agreement to which Company is a party: (i) Acquiror or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by or licensed to Acquiror or any of its Affiliates, (ii) Acquiror or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or (iii) Acquiror or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (i) There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors of the Company not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company.
          (j) To the knowledge of Parent or the Company, there is no material unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. The Company has not brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.
          (k) The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of Parent or the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property Right. Neither Parent nor the Company has received any written communication that involves an offer by the Company to license or grant any other rights or immunities under any Intellectual Property Right of a third party.
          (l) The Company is not infringing, misappropriating or violating and has not infringed, misappropriated or violated the Intellectual Property Rights of any third party. In addition, the operation of the Company’s Business has not infringed, misappropriated, or violated the Intellectual Property of any third party and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Company’s Business is infringing, misappropriating, or violating, or has infringed, misappropriated, or violated, any Intellectual Property Right of a third party.
          (m) No Company-Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of any such Company-Owned Intellectual Property.
          (n) Neither Parent nor the Company has received any opinion of counsel that any Company Product or the operation of the Company’s Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.
          (o) Parent or the Company has secured from all employees of the Company who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for or on behalf of the Company (each, an “Employee Author”) unencumbered and unrestricted exclusive ownership of all of each such Employee Author’s assignable Intellectual Property in such contribution and has obtained a waiver from each such Employee Author of any non-assignable rights. No such Employee Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Employee Author or the Company. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Employee Authors.
          (p) Parent or the Company has secured from all consultants and independent contractors of the Company and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for or on behalf of the Company (each, a “Non-Employee Author”) either ownership of, or a valid right or license to, each such Non-Employee Author’s Intellectual Property in such contribution, and has obtained a waiver from each such Non-Employee Author of any non-assignable rights, in each case as necessary for Company to meet its obligations under, and to grant the licenses granted by Company under, its Material Contracts.
          (q) All rights in, to and under all material Intellectual Property used in any Company Products or in the operation of the Business that was created or obtained by the Company’s founders for or on behalf of or in contemplation of the Company (a) prior to the inception of the Company or (b) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide the Company, the Surviving Corporation or Acquiror with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto without payment of any new or additional consideration therefor.
          (r) To the knowledge of Parent or the Company, no current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

          (s) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and any third party having access to Confidential Information have executed and delivered to the Company a written, legally binding agreement regarding the protection of such Confidential Information.
          (t) Schedule 2.10(t) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) lists all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) and that is incorporated into or distributed with any Company Products that are distributed by the Company to its customers. The Company is in material compliance with the terms and conditions of all licenses for the Open Source Materials.
          (u) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Products; (ii) distributed Open Source Materials in conjunction with any Company Products; or (iii) otherwise used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), requires or purports to require the Company, whether as a covenant or license condition, (a) to grant to any third party any rights or immunities under any Company-Owned Intellectual Property, (b) to disclose or distribute any Company Product in source code form, (c) to license any Company Products under terms that permit the making of derivative works, or (d) to license any Company Products under terms that permit redistribution at no charge.
          (v) The software owned by or developed by the Company and included in the Company Products (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize all aspects of the related Technology without reference to other sources of information; (ii) is free from known material defects or deficiencies, errors in design, and operating defects; and (iii) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent.
          (w) All Company Products sold, licensed, leased or delivered by the Company to customers on or prior to the Closing Date substantially conform to applicable Company contractual commitments and warranties.
          (x) No (i) government funding; (ii) facilities or resources of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company-Owned Intellectual Property. No current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

          (y) Neither Parent nor the Company, nor any other Person then acting on their behalf, has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing Authors access to Company Source Code on a “need to know” basis from the premises of the Company).
          (z) To the knowledge or Parent and the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company, Parent or any Person then acting on their behalf to any Person of any Company Source Code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code.
          (aa) The Company is not, now nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property. In addition, if any Company-Owned Intellectual Property were acquired from a Person other than an employee of or contractor to the Company, then such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property. Neither the Company nor Parent has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property by virtue of Parent’s, Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.
          (bb) Each of Parent and the Company has complied with all applicable Legal Requirements and its internal privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company or another Person acting on behalf of the Company (the “Company Websites”) and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or any Person having authorized access to the records of the Company. The Company’s privacy practices conform, and at all times have conformed, in all material respects to its privacy policies. No claims have been asserted or, to the knowledge of Parent or the Company, are threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under the privacy policies of Parent or the Company. With respect to all personal and user information described in this Section, Parent and the Company have taken commercially reasonable steps to protect such information against loss and against unauthorized access, use, modification, disclosure other misuse. To the knowledge of Parent or the Company, there has been no unauthorized access to or other misuse of that information. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policies. Neither Parent nor the Company has received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.
          2.11 Environmental Matters. To the knowledge of Parent or the Company, the Company (i) is not is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and (iv) is not subject to any claim relating to any Environmental Laws, except in the case of each of clauses (i), (ii), (iii) and (iv) above, for such violation, contamination, liability or claim as would not reasonably be expected to have a Material Adverse Effect on the Company; and, to the knowledge of Parent or the Company, there is no pending or threatened investigation that might lead to such a claim of the type described in the preceding clause (iv).
          2.12 Taxes.
          (a) The Company (and, solely to the extent required with respect to the income of the Company, any consolidated, unitary or aggregate group for Tax purposes of which it has been a member) has properly completed and filed all Tax Returns required to be filed by it and has paid all Taxes due and payable (whether or not shown on any Tax Return). All Tax Returns were complete and accurate in all material respects. The Company has made available to Acquiror true, correct and complete copies of all Tax Returns (including pro forma (as if filed) Tax Returns for the Company for 2008 and 2009, but not including any consolidated or combined Tax Return of which the Company is not the ultimate parent) and all examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 2007.
          (b) The Company Balance Sheet reflects a reserve for all Liabilities for unpaid Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax accounting) of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company has no Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date. The Company has no Liability for unpaid Taxes for any period (or portions of any period) prior to, or through the Closing Date that is not included in the calculation of Company Net Working Capital.
          (c) There is (i) no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made in writing (and the Company is not aware of any claim, in writing or otherwise) by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
          (d) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than an obligation in any customary agreement with customers, vendors or the like entered into in the ordinary course of business or in any customary credit agreement) nor does the Company have any Liability or potential Liability to another Person under any such agreement.
          (e) The Company has not consummated or participated in, and is not currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
          (f) The Company has no Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract (other than an obligation in any customary agreement with customers, vendors or the like entered into in the ordinary course of business or in any customary credit agreement) or otherwise.
          (g) The Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) attributable to any Pre-Closing Tax Period; (iv) open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (h) The Company has made available to Acquiror all documentation in its possession relating to any applicable Tax holidays or incentives for the Company. Immediately prior to the Merger, the Company is in material compliance with the requirements for any applicable Tax holidays or incentives.
          (i) The Company is not, nor has ever, been a “United States real property holding corporation” within the meaning of Section 897 of the Code.
          (j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (k) The Company has complied in all material respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, in all material respects within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is in all material respects properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has in all material respects timely filed all withholding Tax Returns, for all periods through and including the Closing Date.
          (l) As of the Agreement Date, neither Parent nor the Company has not taken or agreed to take any action, nor does Parent or the Company have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
          (m) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company to which Parent or the Company is a party or by which Parent or the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.12(m) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) lists each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.
          (n) Schedule 2.12(n) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party and in which employees of the Company participate. In all material respects, each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.
Notwithstanding anything to the contrary in this Agreement, neither the Company nor Parent nor any member of the Parent Group is making, nor shall be construed to have made, any representation or warranty as to the amount of any net operating losses, Tax credit, Tax basis or other Tax attribute of the Company or any of its Subsidiaries that (i) exists at the Closing, or (ii) may be utilized by the Company or Acquiror after the Closing.
     2.13 Employee Benefit Plans and Employee Matters.
          (a) Schedule 2.13(a) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) lists, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) available to the Company employees, (ii) each loan to a Company employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements available to Company employees, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements provided to Company employees, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all Company employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Parent or the Company remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).
          (b) Parent has furnished to Acquiror’s counsel a true, correct and complete copy of each of the Company Employee Plans and, if applicable, the summary plan description for such plan. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.
          (c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law or benefits in the nature of severance pay pursuant to one or more employment agreements set forth on Schedule 2.13(c) of the Company Disclosure Letter. There has been no material “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). All contributions required to be made by the Company, Parent or any ERISA Affiliate to any Company Employee Plan have in all material respects been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years. No Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or reasonably expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. The Company does not sponsor a Company Employee Plan intended to include a Code section 401(k) arrangement (but it does have employees participating in such a plan sponsored by Parent or another of its Affiliates). Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with and subject to its terms. No Legal Proceeding (other than claims by employees for benefits received in the ordinary course under the Company Employee Plans) has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan. No audit or inquiry by the Internal Revenue Service or United States Department of Labor with respect to any Company Employee Plan is, to the knowledge of the Company, in process.
          (d) The Company does not sponsor any Company Employee Plans within the meaning of Section 3(1) and Section 3(2) of ERISA (but it does have employees participating in such plans sponsored by Parent or another of its affiliates).
          (e) None of the Company or any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
          (f) Each compensation and benefit plan maintained or contributed to by the Company or Parent on behalf of employees of the Company under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 2.13(f) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company). As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (v) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all Foreign Plans in the aggregate do not provide materially greater benefits to employees of the Company participating in such plans than the benefits available under the Company Employee Plans for employees of the Company in the United States. No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements.
          (g) Schedule 2.13(g) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) lists as of the Agreement Date each employee of the Company who is not fully available to perform work because of disability or other leave and the anticipated date of return to full service.
          (h) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation (other than pursuant to governmental programs and as described in Schedule 2.13(h) of the Company Disclosure Letter), golden parachute, bonus or otherwise) becoming due to any Company employee or service provider of Parent providing services to the Company, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or Parent to any such Person, (iii) result in the acceleration of the time of payment or vesting of any such benefits to any such Person, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any such Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Parent or the Company to any such Person.
          (i) With respect to the employees of the Company, the Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company or Parent has withheld in all material respects all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees of the Company; and is not liable for any material arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company or Parent has in all material respects paid in full to all employees, independent contractors and consultants of the Company all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Company (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against Parent or the Company under any workers’ compensation plan or policy or for long term disability with respect to any employee of the Company.
          (j) Schedule 2.13(j) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) sets forth a true, correct and comprehensive list as of the Agreement Date of all severance Contracts and employment Contracts by which Parent or the Company is bound with respect to employees of the Company. The Company has no obligation to pay any material amount or provide any material benefit to any former employee of the Company whose employment by the Company terminated prior to the Agreement Date. The Company has no obligation to pay any material amount or provide any material benefit to any former employee of the Company whose employment by the Company terminated prior to the Agreement Date. With respect to employees of the Company, neither Parent nor the Company is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Parent or the Company, and neither Parent nor the Company has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. Neither Parent nor the Company has any knowledge of any activities or proceedings of any labor union or to organize their respective employees with respect to employees of the Company. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of Parent or the Company, threatened, which may interfere with the Business. Neither the Company, nor to the knowledge of Parent or the Company, any of the representatives or employees of the Company, has committed any unfair labor practice in connection with the operation of the Business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of Parent or the Company, threatened.
          (k) To the knowledge of Parent or the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(k) of the Company Disclosure Letter, no employee of the Company has given notice to Parent or the Company, nor does Parent or the Company otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company. The employment of each of the employees of the Company is “at will” (except for non-U.S. employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Schedule 2.13(k) of the Company Disclosure Letter. As of the date hereof and other than as provided herein, neither Parent nor the Company has not, and to the knowledge of Parent or the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquiror following the Effective Time.
          (l) Parent has provided to Acquiror a true and correct list of the names, positions and rates of compensation of all officers, directors, and employees of the Company, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Parent has provided to Acquiror the additional following information for each of the Company’s international employees: city/country of employment, citizenship, date of hire, manager’s name and work location.

          (m) The Company has provided to Acquiror a true and correct list of all of the consultants, advisory board members and independent contractors of the Company and for each the initial date of the engagement and whether the engagement has been or may be terminated by written notice by either party.
          (n) The Company has provided to Acquiror’s counsel true, correct and complete copies of each of the following with respect to the employees of the Company: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current employees/consultants and the Company; the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company.
          (o) The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its Business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Agreement Date.
     2.14 Interested Party Transactions. No officer or director of the Company is a party to, nor to the knowledge of Parent or the Company, otherwise materially interested in, any Contract to which the Company is a party or by which the Company or any of its respective material assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee of the Company. To the knowledge of the Company, none of said officers, directors, or stockholders has any interest in any material property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business.
     2.15 Insurance. The Company, or Parent on behalf of the Company, maintains in full force and effect insurance coverage that is customary and reasonable for comparably situated companies for the business being conducted and properties owned or leased by the Company. The Company has made available to Acquiror true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. All such policies and bonds remain in full force and effect, and neither Parent nor the Company has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
     2.16 Books and Records. The Company has made available to Acquiror or its counsel true, correct and complete copies of (a) the Articles of Incorporation and Bylaws or equivalent organizational or governing documents of the Company, each as currently in effect, and (b) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company since January 1, 2009. The minute books of the Company made available to Acquiror contain a true and correct summary in all material respects of all meetings of directors and stockholders or actions by written consent since January 1, 2009 through the Agreement Date. The books, records and accounts of the Company are true, correct and comprehensive in all material respects.

     2.17 Material Contracts.
          (a) Except for this Agreement and the Contracts specifically identified in Schedule 2.17 of the Company Disclosure Letter (and excluding the Company Employee Plans), the Company is not a party to or bound by any of the following Contracts (each Contract set forth on Schedule 2.17 of the Company Disclosure Letter being a “Material Contract”):
               (i) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets, with continuing obligations in excess of $25,000 per year, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements, and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Company Disclosure Letter;
               (ii) any Contract with continuing obligations in excess of $25,000 per year that expires or may be renewed at the option of any Person other than the Company or Parent so as to expire more than one year after the date of this Agreement other than a Contract which is terminable for any reason by the Company within one year after the date of this Agreement and other than Standard Inbound IP Agreements, Standard Outbound IP Agreements, and Contracts listed in Schedule 2.17(a)(x) or (xi) of the Company Disclosure Letter;
               (iii) any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, other than accounts receivables and payables in the ordinary course of business consistent with past practice, or any leasing transaction of the type required to be capitalized in accordance with GAAP;
               (iv) any continuing Contract providing for capital expenditures in excess of $25,000 per year;
               (v) any continuing Contract materially limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company-Owned Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise materially limiting the right of the Company to purchase or otherwise obtain any software, components, parts, subassemblies or services;
               (vi) any continuing Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, in each case, with a value in excess of $25,000;
               (vii) any continuing Contract between the Company and (a) any of the Company’s officers, directors, employees or stockholders or, to the knowledge of Parent or the Company, any member of their immediate families or (b) any Person with whom the Company does not deal at arm’s length;
               (viii) any continuing Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than Intellectual Property Rights and other indemnities granted by the Company under Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(x) or (xi) of the Company Disclosure Letter;

               (ix) other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;
               (x) other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which the Company is granted any rights to any material Third Party Intellectual Property or pursuant to which the Company is granted the right to market, resell or distribute any products, technology or services of any Person;
               (xi) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company, other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Acquiror’s counsel;
               (xii) any Contract to license or authorize any third party to manufacture or reproduce any Company Products or Company Intellectual Property, other than rights granted to customers or end users of the Company to install or make a reasonable number of backup copies of Company Products to support their licensed use of Company Products;
               (xiii) any Contract with a Significant Customer or a Significant Supplier, in each case with continuing obligations in excess of $25,000;
               (xiv) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;
               (xv) (a) any joint venture Contract, (b) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (c) any Contract that involves the payment of royalties to any other Person in excess of $25,000;
               (xvi) any written Company Product warranty, other than standard warranties of the Company included in the packaging of Company Products and warranties granted under Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) of the Company Disclosure Letter;
               (xvii) any Contract for the employment of any current director, officer, employee or consultant of the Company requiring, in the case of any such consultant, annual payments by the Company in an aggregate amount of $25,000 or more or any other type of continuing Contract with any current officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger or any transaction contemplated by this Agreement;
               (xviii) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company;
               (xix) any continuing Contract under which the Company provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party involving consideration of more than $25,000;

               (xx) any Contract with any labor union or any collective bargaining agreement or similar contract with any employees of the Company;
               (xxi) any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity containing any continuing covenants or obligations, profit sharing arrangements or “earn-out” arrangements, material indemnification obligations or other contingent payment obligations, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;
               (xxii) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”);
               (xxiii) any settlement agreement;
               (xxiv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event; or
               (xxv) any other Contract pursuant to which the Company has outstanding payment obligation in excess of $50,000 in any individual case not described in clauses (i) through (xxiv) and that was not entered into in the ordinary course of business.
          (b) All Material Contracts are in written form. Each of the Material Contracts is in full force and effect, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default under any Material Contract by the Company or, to the Company’s knowledge, by any other contracting party thereto, which, with the giving of notice or the lapse of time, would reasonably be expected to give any such other contracting party (a) the right to declare a material default or exercise any remedy that would result in a loss to the Company of any material benefit under such Material Contract, (b) the right to accelerate the maturity or performance of any material obligation of the Company under such Material Contract, or (c) the right to cancel, terminate or, without the Company’s consent, materially modify any Material Contract. Neither Parent nor the Company has received any written notice since January 1, 2010 regarding any actual or alleged material violation or breach by the Company of, default by the Company under, or intention by any other contracting party to cancel or modify in any material respect any Material Contract (other than with respect to the Pre-Closing Transfers and as contemplated by this Agreement). True, correct and complete copies of all Material Contracts have been made available to Acquiror prior to the Agreement Date.
          (c) The Company does not sell Company Products to any Person other than pursuant to one or more of the Material Contracts.
     2.18 Export Control Laws. During the last three (3) years, the Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing regulations (“Export Control Laws”). Without limiting the foregoing:

          (a) the Company has obtained all material export licenses and other approvals required for its exports of products, software and technologies under applicable Export Control Laws;
          (b) the Company is in compliance in all material respects with the terms of such applicable export licenses or other approvals; and
          (c) there are no pending or, to the knowledge of the Company, threatened written claims against the Company with respect to such export licenses or other approvals.
     2.19 Customers and Suppliers.
          (a) Other than complaints about the Company-Developing Intellectual Property and the rejection of milestone payments related thereto (which have been resolved to the satisfaction of the customer or for which the Company is working in good faith to resolve with the customer), the Company has not received written notice since January 1, 2010 of any outstanding material dispute concerning its services with any customer who, for the year ended December 31, 2010 or the six months ended June 30, 2011, was one of the ten (10) largest customers of products and/or services of the Company, based on amounts paid or payable to the Company (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 2.19(a) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company). Neither Parent nor the Company has received any written notice since January 1, 2010 from any Significant Customer that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror).
          (b) The Company has no outstanding material dispute concerning products and/or services provided to the Company by any supplier who, for the year ended December 31, 2010 or the six months ended June 30, 2011, was one of the ten (10) largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has not received written notice since January 1, 2010 of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.19(b) of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company). The Company has not received any written notice since January 1, 2010 from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror).
     2.20 Accounts Receivable and Payable.
          (a) Subject to allowances for doubtful accounts and warranty returns reflected on the Company Balance Sheet, the outstanding accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are, to the knowledge of Parent or the Company, reasonably likely to be collectible in the book amounts thereof to the extent consistent with the Company’s customary collections in the ordinary course. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices and are believed by the Company to be sufficient to provide for any losses which may be sustained on realization of the receivables. None of the outstanding accounts receivable of the Company is contingent upon the performance by the Company of any obligation or Contract and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 2.20(a)of the Company Disclosure Letter (which schedule shall constitute a representation and warranty by Parent and the Company) sets forth an accurate aging of the Company’s outstanding accounts receivable as of July 29, 2011 in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns.
          (b) All outstanding accounts payable and notes payable of the Company arose in the ordinary course of business, consistent with past practices in bona fide arms’ length transactions and no such account payable or note payable is delinquent by more than sixty (60) days in its payment. Since December 31, 2010, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.
     2.21 Transaction Fees. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The Company is not obligated for the payment of any Transaction Expenses.
     2.22 Anti-Bribery Compliance. In connection with the Business of the Company, neither Parent nor the Company, nor to the knowledge of Parent or the Company, any employee of the Company, or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any other similar laws, statute, rule or regulation of any country including any regarding unlawful influence of any Person for business advantage, or made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment to any Person.
     2.23 Sufficiency of Assets. The assets of the Company following the Pre-Closing Transfers (including the Company Intellectual Property), together with the rights provided by the Parent Group to the Company under the Transition Services and License Agreements and the Company’s rights under the India Services Agreement, excluding any corporate general administrative services provided by the Parent Group and former employees of the Company to the Company prior to the Closing Date, constitute all assets, properties, and rights of the Parent Group that are necessary for the employees of the Company to undertake the existing work-for-hire Material Contracts of the Company for which the Company has remaining obligations to complete development work (other than insubstantial development work) in accordance with the terms of such Contracts.
     2.24 Purchase for Own Account. The Closing Shares being issued to Parent hereunder will be acquired by Parent for investment for Parent’s own account, not as a nominee or agent. Parent has not been formed for the specific purpose of acquiring the Closing Shares.
     2.25 Disclosure of Information. At no time was Parent presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Closing Shares. Parent has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Closing Shares. Parent further has had an opportunity to ask questions and receive answers from Acquiror regarding the terms and conditions of the offering of the Closing Shares and to obtain additional information necessary to verify any information furnished to Parent or to which Parent had access. The foregoing, however, does not in any way limit or modify the representations, warranties and covenants made by Acquiror in this Agreement or otherwise.

     2.26 Investment Experience. Parent understands that an investment in the Closing Shares involves substantial risk. Parent has experience as an investor in securities of similarly situated companies and acknowledges that Parent is able to fend for itself, can bear the economic risk of Parent’s investment in the Closing Shares and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of this investment in the Closing Shares and protecting its own interests in connection with this investment.
     2.27 Accredited Investor Status. Parent is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
     2.28 Restricted Securities. Parent understands that the Closing Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Acquiror in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such Closing Shares may be resold without registration under the Securities Act only in certain limited circumstances, and the Closing Shares may be legended in accordance with this Agreement to reflect such restrictions. Parent understands that Acquiror is under no obligation to register any of the Closing Shares except as provided in this Agreement, including Section 4.2 hereof. The foregoing, however, does not in any way limit or modify the representations, warranties and covenants made by Acquiror in this Agreement or otherwise.
     2.29 Limitations on Disposition. Without in any way limiting the representations set forth above, Parent further agrees not to make any disposition of all or any portion of the Closing Shares prior to the effectiveness of the Registration Statement (as such term is defined in Section 4.2) unless and until:
          (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
          (b) Parent shall have notified Acquiror of the proposed disposition and shall have furnished Acquiror with a statement of the circumstances surrounding the proposed disposition, and that such disposition will not require registration of such securities under the Securities Act.
Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or notification shall be required: (i) for any transfer of any Closing Shares in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Closing Shares by Parent to any Affiliate. The representations and warranties of Parent set forth in this Section 2.29 shall survive the Closing as set forth in Section 7.1.
     2.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the Company Disclosure Letter), neither Parent nor the Company, nor any other Person, makes any other express or implied representation or warranty on behalf of Parent or the Company, and Parent and the Company hereby disclaim any other representations or warranties, whether made by Parent, the Company, or any of their respective Affiliates, officers, directors, employees, agents or representatives, and Acquiror and Sub disclaim reliance on any such other representation or warranty. Except for the representations and warranties contained in this Agreement (as qualified by the Company Disclosure Letter), Parent and the Company hereby disclaim all liability and responsibility for any representation, warranty, projection or forecast made, communicated, or furnished (orally or in writing) to Acquiror, Sub or any of their Affiliates or representatives (including any representation, warranty, projection, or forecast that may have been or may be provided to Acquiror, Sub or any of their Affiliates by any director, officer, employee, agent, consultant, or representative of Parent, the Company or any of their respective Affiliates), and Acquiror and Sub disclaim reliance on any such representation, warranty, projection, or forecast.

ARTICLE 3
Representations and Warranties of Acquiror and Sub
     Each of Acquiror and Sub represents and warrants to Parent and the Company, as of the Closing Date as follows:
     3.1 Organization and Standing. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Sub has the corporate power and authority to own its properties and to conduct its business and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole. Each of Acquiror and Sub is not in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws or equivalent organizational or governing documents.
     3.2 Authority; Noncontravention.
          (a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by each of Acquiror’s Board of Directors and Sub’s Board of Directors. This Agreement has been duly executed and delivered by each of Acquiror and Sub and constitutes the valid and binding obligation of Acquiror and Sub enforceable against Acquiror and Sub, respectively, in accordance with its terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Acquiror’s Board of Directors and Sub’s Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the vote of Acquiror’s Board of Directors and Sub’s Board of Directors, respectively, has approved and adopted this Agreement and approved the Merger and determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of Acquiror and Sub and its respective stockholders. The adoption of this Agreement, approval of the Merger, and issuance to Parent of Acquiror Capital Stock pursuant to the Merger does not require the vote or approval of the holders of any class or series of Acquiror Capital Stock.
          (b) The execution and delivery of this Agreement by each of Acquiror and Sub do not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the properties or assets of Acquiror or Sub or the Closing Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval, or waiver from any Person pursuant to (A) any provision of the Certificate or Articles of Incorporation or Bylaws or other equivalent organizational or governing documents of Acquiror or Sub, in each case as amended to date, (B) any Contract applicable to any of Acquiror’s properties or assets, or (C) any Legal Requirements applicable to Acquiror or Sub or any of Acquiror’s properties or assets, except in the case of clauses (i) and (ii)(B) as would not reasonably be expected to result in a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger, as provided in Section 1.6, (ii) the filing of the Form 8-K and the Form 8-K Amendment with the SEC, (iii) the filing of the Registration Statement (as such term is defined in Section 4.2 below) with the SEC, and (iv) such other consents, authorizations, filings, declarations, approvals, orders, notices and registrations which, if not obtained or made, individually or in the aggregate with any such other failures, would not reasonably be expected to be materially adverse to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and would not prevent, materially alter or materially delay any of the transactions contemplated by this Agreement and would not reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.
     3.3 Capitalization.
          (a) The authorized capital stock of Acquiror consists of 250,000,000 shares of Acquiror Common Stock and 5,000,000 shares of undesignated preferred stock, of which 56,039,675 shares of Acquiror Common Stock and no shares of preferred stock were issued and outstanding as of July 29, 2011. All of the issued and outstanding shares of Acquiror’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable Legal Requirements and all requirements set forth in applicable Contracts. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Acquiror or to the issuance of the Acquiror Common Stock to Parent under this Agreement. Except as described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Acquiror is or may be obligated to issue any equity securities of any kind. Except as described in the SEC Filings, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Acquiror and any of the securityholders of Acquiror relating to the securities of Acquiror held by them. Except as described in the SEC Filings and in this Agreement, no Person has the right to require Acquiror to register any securities of Acquiror under the Securities Act, whether on a demand basis or in connection with the registration of securities of Acquiror for its own account or for the account of any other Person.
          (b) The Closing Shares have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by the provisions of Section 2.29 and Section 4.3 of this Agreement. The issuance of the Closing Shares does not contravene the rules and regulations of The NASDAQ Stock Market. The Closing Shares will be exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act or Section 4(2) of the Securities Act, and Section 25103(h) of the California Corporate Securities Law of 1968 and other applicable state securities laws. The issuance of the Closing Shares in the Merger will not obligate Acquiror to issue shares of Acquiror Common Stock or other securities to any other Person (other than Parent) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.
          (c) Acquiror does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest Acquiror upon the occurrence of a certain event.
     3.4 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     3.5 Business. Acquiror is engaged in all material respects only in the business described in the SEC Filings, and the SEC Filings contain an accurate description in all material respects of the business of Acquiror.
     3.6 Absence of Certain Changes. Since March 31, 2011, except as identified and described in the SEC Filings, has conducted its business in the ordinary course consistent with past practice and there has not been:
          (a) any Effect that, individually or taken together with all other Effects that have occurred prior to the Closing, would reasonably be expected to have a Material Adverse Effect on Acquiror or its subsidiaries, taken as a whole;
          (b) any change in the consolidated assets, liabilities, financial condition or operating results of Acquiror from that reflected in Acquiror’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, except for changes in the ordinary course of business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole;
          (c) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of Acquiror, or any redemption or repurchase of any securities of Acquiror;
          (d) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of Acquiror or its subsidiaries;
          (e) any waiver, not in the ordinary course of business, by Acquiror or any of its subsidiaries of a material right or of a material debt owed to it, other than inter-company debt;
          (f) any satisfaction or discharge of any lien, claim or Encumbrance or payment of any obligation by Acquiror or its subsidiaries, except in the ordinary course of business consistent with past practice and which is not material to the assets, properties, financial condition, operating results or business of Acquiror;
          (g) any change or amendment to Acquiror’s Certificate of Incorporation or Bylaws;
          (h) the loss of the services of any executive officer (as defined in Rule 405 under the Securities Act) of Acquiror; or
          (i) the loss of any customer which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.
     3.7 SEC Filings; S-3 Eligibility.
          (a) Acquiror has timely filed with or otherwise furnished (as applicable) to the SEC the SEC Filings. As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings.

          (b) As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) Acquiror maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) of Acquiror and its subsidiaries that has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (d) Acquiror maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the Chief Executive Officer and Chief Financial Officer of Acquiror to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Acquiror’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Acquiror in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Acquiror’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Acquiror required under the Exchange Act with respect to such reports.
          (e) Acquiror is eligible to use Form S-3 to register the resale of the Closing Shares for sale as contemplated by Section 4.2 of this Agreement.
     3.8 Tax Matters. Acquiror has properly completed and timely filed (or filed applicable extensions therefor) all material Tax Returns required to have been filed by Acquiror and paid all Taxes due and payable (whether or not shown on any Tax Return), other than any such Taxes which Acquiror is contesting in good faith and for which adequate reserves have been provided and reflected in Acquiror’s financial statements included in the SEC Filings (the “Acquiror Financial Statements”). The charges, accruals and reserves on the books of Acquiror in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Acquiror nor, to Acquiror’s knowledge, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to Acquiror. All Taxes and other assessments and levies that Acquiror is required to withhold or to collect for payment have been duly withheld and collected and timely paid, other than any such Taxes which Acquiror is contesting in good faith and for which adequate reserves have been provided and reflected in the Acquiror Financial Statements. To Acquiror’s knowledge, there is no audit or pending audit of, or Tax Controversy associated with any Tax Return of Acquiror or its subsidiaries conducted by a Tax Authority that would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole. There are no Tax liens or claims pending or, to Acquiror’s knowledge, threatened against Acquiror or its assets or property. As of the date hereof, neither Acquiror nor any of its subsidiaries has taken or agreed to take any action, nor does Acquiror have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     3.9 Title to Properties. Except as disclosed in the SEC Filings, Acquiror and each of its subsidiaries has good and marketable title to all real properties and all other material properties and assets (excluding Intellectual Property assets which are the subject to Section 3.12 of this Agreement) owned by it, in each case free from liens, Encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, Acquiror and each of its subsidiaries holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.
     3.10 Certificates, Authorities and Permits. Acquiror and each of its subsidiaries possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except to the extent failure to possess such certificates, authorities or permits would not reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole, and neither Acquiror nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to Acquiror or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.
     3.11 Labor Matters.
          (a) Acquiror is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.
          (b) There is no labor dispute, strike or work stoppage against Acquiror pending or, to the knowledge of Acquiror, threatened which would reasonably be expected to materially interfere with the business activities of Acquiror or any of its subsidiaries. Neither Acquiror, nor to the knowledge of Acquiror, any of its representatives or employees, has committed any unfair labor practice in connection with the operation of the business of Acquiror, and there is no charge or complaint against Acquiror by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of Acquiror, threatened.
     3.12 Intellectual Property. Acquiror and its subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property necessary for the conduct of the business of Acquiror and its subsidiaries as currently conducted, except where the failure to own, license or have such rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole. Except as described in the SEC Filings or as would not reasonably be expected to result in a Material Adverse Effect on Acquiror, (i) there is no pending or, to Acquiror’s knowledge, threat of any, action, suit, proceeding or claim by others challenging Acquiror’s or any of its subsidiaries’ rights in or to, or the validity, enforceability, or scope of, any Intellectual Property owned by or licensed to Acquiror or any of its subsidiaries or claiming that the use of any Intellectual Property by Acquiror or any of its subsidiaries in their respective businesses as currently conducted infringes, violates or otherwise conflicts with the Intellectual Property Rights of any third party; and (ii) to Acquiror’s knowledge, the use by Acquiror or any of its subsidiaries of any Intellectual Property by Acquiror or any of its subsidiaries in their respective businesses as currently conducted does not infringe, violate or otherwise conflict with the Intellectual Property Rights of any third party.

     3.13 Environmental Matters. To Acquiror’s knowledge, neither Acquiror nor any of its subsidiaries is in violation of any Environmental Laws, owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or would reasonably be expected to have a Material Adverse Effect on Acquiror; and there is no pending or, to Acquiror’s knowledge, threatened investigation that might lead to such a claim.
     3.14 Litigation. Except as described in the SEC Filings, there are no pending Legal Proceedings against or affecting Acquiror, its subsidiaries or any of its or their properties that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole; and to Acquiror’s knowledge, no such Legal Proceedings are threatened. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Acquiror under the Securities Act or the Exchange Act.
     3.15 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of Acquiror as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in the financial statements of Acquiror included in the SEC Filings filed prior to the date hereof, neither Acquiror nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.
     3.16 Insurance Coverage. Acquiror maintains in full force and effect insurance coverage that it believes is customary for comparably situated companies for the business being conducted and properties owned or leased by Acquiror and each of its subsidiaries.
     3.17 Compliance with NASDAQ Continued Listing Requirements. Acquiror is in compliance with applicable continued listing requirements of The NASDAQ Stock Market. There are no proceedings pending or, to Acquiror’s knowledge, threatened against Acquiror relating to the continued listing of the Acquiror Common Stock on The NASDAQ Global Market and Acquiror has not received any currently pending notice of the delisting of the Common Stock from The NASDAQ Global Market.
     3.18 Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Acquiror for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Acquiror.
     3.19 No Integrated Offering. Neither Acquiror nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Acquiror security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by Acquiror on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the Securities Act.

     3.20 Anti-Bribery Compliance. Neither Acquiror nor any of its subsidiaries, nor to the knowledge of Acquiror, any employee, or other Person associated with or acting on behalf of Acquiror has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the UK Bribery Act 2010 or any other similar laws, statute, rule or regulation of any country including any regarding unlawful influence of any Person for business advantage, or made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment.
     3.21 Related Party Transactions. Except as set forth in the SEC Filings, there are no transactions, agreements, arrangements or understandings that would be required to be disclosed by Acquiror pursuant to Section 404 of Regulation S-K promulgated under the Exchange Act.
     3.22 Compliance with Laws. Each of Acquiror and its subsidiaries has complied with, is not in violation of, and has not received any written notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business, except for such failures to comply as would not reasonably be expected to result in a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time), individually or in the aggregate, constitute or result in a violation by Acquiror or any of its subsidiaries of, or a material failure on the part of Acquiror or any of its subsidiaries to comply with, any Legal Requirement, except for such events, conditions, circumstances or failures as would not reasonably be expected to result in a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.
     3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the SEC Filings to the extent specifically set forth in any applicable representations and warranties), neither Acquiror nor Sub, nor any other Person, makes any other express or implied representation or warranty on behalf of Acquiror or Sub, and Acquiror and Sub hereby disclaim any other representations or warranties, whether made by Acquiror, Sub, or any of their respective Affiliates, officers, directors, employees, agents or representatives, and Parent disclaims reliance on any such other representation or warranty. Except for the representations and warranties contained in this Agreement (as qualified by the SEC Filings to the extent specifically set forth in any applicable representations and warranties), Acquiror and Sub hereby disclaim all liability and responsibility for any representation, warranty, projection or forecast made, communicated, or furnished (orally or in writing) to Parent, the Company or any of their Affiliates or representatives (including any representation, warranty, projection, or forecast that may have been or may be provided to Parent, the Company or any of their Affiliates by any director, officer, employee, agent, consultant, or representative of Acquiror, Sub or any of their respective Affiliates), and Parent disclaims reliance on any such representation, warranty, projection, or forecast.
ARTICLE 4
Additional Agreements
     4.1 Confidentiality; Public Disclosure. Acquiror and Parent will consult with each other prior to making any public announcement or issuing any press release regarding the Merger, with the contents of such public announcement or press release to be subject to prior review and reasonable mutual agreement by Acquiror and Parent; provided that nothing herein shall be construed as limiting in any way (a) either party from making statements in connection with any material dispute between the parties for which notice has been given under this Agreement, (b) Acquiror from responding truthfully to questions asked on its earnings or analyst calls or (c) either party from making public announcements regarding content that was previously approved by the other party or repeating any disclosure permitted by clauses (a) or (b). Acquiror shall agree to comply with the covenant set forth in Exhibit N attached hereto. For the avoidance of doubt, nothing herein shall limit or modify any of the rights or obligations set forth in the Confidentiality Agreement, except to the extent permitted by the exceptions provided in clauses (a), (b) and (c) of the preceding sentence. This Section 4.1 and the covenant set forth in Exhibit N hereto shall survive the Closing.
     4.2 Form S-3 Registration Statement.
          (a) No later than twenty (20) days after the Closing Date, Acquiror shall prepare and file with the SEC a registration statement on Form S-3, covering the resale of the Closing Shares and all shares of Acquiror Common Stock that Parent may receive in respect of any working capital adjustment or indemnification by Acquiror (collectively, the “Registrable Shares”) (together with all amendments and supplements thereto, including post-effective amendments, all exhibits thereto and all material incorporated by reference therein, the “Registration Statement”). Parent agrees, at no out-of-pocket cost or expense to Parent or its Affiliates (other than the fees and expenses of counsel to Parent in connection with the registration of the Registrable Shares or in connection with Sections 4.2(b)(i) or 4.2(b)(iii) of this Agreement), to use commercially reasonable efforts to cooperate with Acquiror as reasonably requested by Acquiror in connection with the preparation and filing of the Registration Statement. Acquiror shall provide copies to and permit Parent’s counsel to review the Registration Statement and all amendments and supplements thereto no fewer than three (3) Business Days prior to their filing with the SEC and not file any document to which such counsel reasonably objects in writing. Acquiror shall use commercially reasonable efforts to (i) cause the Registration Statement to be declared effective as soon as practicable following the Closing Date, and (ii) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective until the Registration Expiration Date (as defined below) and to comply with the provisions of the Securities Act and Exchange Act with respect to the distribution of all of the securities covered thereby. Acquiror shall notify Parent as promptly as practicable, and in any event within twenty-four (24) hours, after the Registration Statement is declared effective by the SEC.
          (b) In furtherance of its obligations under Section 4.2(a), Acquiror will, as promptly as practicable:
               (i) furnish to Parent and its legal counsel, electronically or otherwise (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by Acquiror (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one (1) copy of any Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus related thereto and each amendment or supplement thereto, and each letter written by or on behalf of Acquiror to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which Acquiror has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as Parent may reasonably request in order to facilitate the disposition of the Registrable Shares owned by Parent that are covered by the related Registration Statement;
               (ii) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the prompt withdrawal of any such order;

               (iii) prior to any public offering of Registrable Shares, use commercially reasonable efforts to register or qualify or cooperate with Parent and its legal counsel in connection with the registration or qualification of such Registrable Shares for offer and sale under the securities or blue sky laws of such jurisdictions requested by Parent and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such U.S. jurisdictions of the Registrable Shares covered by the Registration Statement; provided, however, that Acquiror shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.2(b)(iii), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 4.2(b)(iii), or (iii) file a general consent to service of process in any such jurisdiction;
               (iv) use commercially reasonable efforts to cause all Registrable Shares covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by Acquiror are then listed;
               (v) promptly notify Parent in writing, at any time prior to the Registration Expiration Date, upon discovery that, or upon the happening of any event as a result of which, a Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to Parent a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;
               (vi) otherwise comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform Parent in writing if, at any time prior to the Registration Expiration Date, Acquiror does not satisfy the conditions specified in Rule 172 and, as a result thereof, Parent is required to deliver a Prospectus in connection with any disposition of Registrable Shares and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Shares hereunder; and make available to its security holders, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder (for the purpose of this Section 4.2(b)(vi), “Availability Date” means the 45th day following the end of the fourth fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of Acquiror’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter); and
               (vii) with a view to making available to Parent the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit Parent to sell Registrable Shares to the public without registration and with a view to keeping the Registration Statement and each Prospectus available, Acquiror covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Shares may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Registrable Shares shall have been sold by Parent; (ii) file with the SEC in a timely manner all reports and other documents required of Acquiror under the Exchange Act; and (iii) furnish to Parent upon request, as long as Parent (or any transferee or Affiliate) owns any Registrable Shares, (A) a written statement by Acquiror that it has complied with the reporting requirements of the Exchange Act, and (B) such other information as may be reasonably requested in order to avail Parent of any rule or regulation of the SEC that permits the selling of any such Registrable Shares without registration.
          Each holder (other than Acquiror) of Registrable Shares (whether as a result of a transfer or otherwise) shall be entitled to the benefits of this Section 4.2 as though it were a party to this Agreement.
          (c) For not more than forty-five (45) consecutive days or for a total of not more than sixty (60) days in any twelve (12) month period, Acquiror may suspend the use of any Prospectus included in the Registration Statement in the event that Acquiror’s Board of Directors determines in good faith that such suspension is necessary to (a) delay the disclosure of material non-public information concerning Acquiror, the disclosure of which at the time is not, in the good faith opinion of Acquiror’s Board of Directors, in the best interests of Acquiror and its stockholders, or (b) amend or supplement any such Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading; provided, however, that no suspension under clause (a) above may occur or be utilized for more than twenty-five (25) consecutive days or more than thirty-five (35) days in the aggregate during the six (6) month period commencing on the Closing Date.
          (d) Acquiror will pay all expenses associated with the Registration Statement, including, without limitation, filing and printing fees, Acquiror’s counsel and accounting fees and expenses, but excluding (i) the fees and expenses of counsel to Parent, and (ii) the discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals incurred by Parent with respect to the Registrable Shares being sold.
          (e) If Acquiror proposes to register (including, for this purpose, a registration effected by Acquiror for Persons other than Parent) any shares of Acquiror Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than pursuant to (i) a registration relating to the sale of securities to employees of Acquiror or a subsidiary of Acquiror pursuant to an equity incentive, stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares; or (iv) a registration in which the only shares of Acquiror Common Stock being registered are shares of Acquiror Common Stock issuable upon conversion of debt securities that are also being registered), Acquiror shall, at such time, promptly give Parent written notice of such registration. Upon the request of Parent given within twenty (20) days after such notice is given by Acquiror, Acquiror shall, subject to the provisions of Section 4.2(f) hereof, cause to be registered all of the Registrable Shares that Parent has requested to be included in such registration. As it relates to Parent, Acquiror will pay all expenses associated with any registration statement in which Shares are being registered on behalf of Parent pursuant to this Section 4.2(e), including, without limitation, filing and printing fees, Acquiror’s counsel and accounting fees and expenses, but excluding (i) the fees and expenses of counsel to Parent, and (ii) the discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals incurred by Parent with respect to the Registrable Shares being sold. Acquiror shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2(e) before the effective date of such registration, whether or not Parent has elected to include Shares in such registration. Notwithstanding any provision of this Agreement to the contrary, the expenses of such withdrawn registration shall be borne by Acquiror in accordance with Section 4.2(d) hereof to the extent such expenses would be paid by Acquiror for a completed registration.

          (f) In connection with any offering involving an underwriting of shares of the Acquiror’s capital stock pursuant to Section 4.2(e), Acquiror shall not be required to include any Registrable Shares held by Parent in such underwriting unless Parent accepts the terms of the underwriting as reasonably agreed upon between Acquiror and its underwriters. If the total number of securities, including the Registrable Shares, requested by Acquiror stockholders to be included in such offering exceeds the number of securities to be sold (other than by Acquiror) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Acquiror shall be required to include in the offering only that number of such securities, including Registrable Shares, which the underwriters and Acquiror in their sole discretion determine will not jeopardize the success of the offering; provided, however, that the Registrable Shares shall have priority over all other securities held by other Acquiror stockholders that are to be included in such registration.
          (g) Acquiror shall maintain the effectiveness of the Registration Statement until the earliest to occur of: (i) the third anniversary of the date the Registration Statement is first declared effective by the SEC or (ii) the date that all of the Registrable Shares have actually been sold by Parent pursuant thereto (the “Registration Expiration Date”). Acquiror’s obligations under Section 4.2(e) shall expire on the Registration Expiration Date.
          (h) Indemnification.
               (i) Indemnification by Acquiror. Acquiror will indemnify and hold harmless Parent and its officers, directors, stockholders and each other person, if any, who controls Parent within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which it may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in the Registration Statement, any Prospectus or final Prospectus contained in the Registration Statement, or any amendment or supplement thereof; or (ii) any violation by Acquiror of any rule or regulation promulgated under the Securities Act applicable to the Acquiror and relating to action or inaction required of Acquiror in connection with such registration; and will reimburse Parent, and each such officer, director, stockholder and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Acquiror will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by Parent or any such controlling person for use in such Registration Statement or Prospectus.
               (ii) Indemnification by Parent. Parent will indemnify and hold harmless Acquiror and its officers, directors, and each other person, if any, who controls Acquiror within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which it may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in the Registration Statement, any Prospectus or final Prospectus contained in the Registration Statement, or any amendment or supplement thereof, and will reimburse Acquiror, and each such officer, director, stockholder and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that Parent’s obligations under this Section 4.2(h)(ii) shall apply only to the extent that such untrue statement or omission is contained in any information furnished in writing by or on behalf of Parent to the Company for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto.

               (iii) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person; and provided, further, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fee and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate, upon the reasonable advice of counsel, due to actual or potential differing interests related to such claim or defense thereof between such indemnified party and any other party represented by such counsel in such proceeding or the indemnifying party does not employ counsel reasonably satisfactory to the indemnified party within a reasonable time; and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with multiple simultaneous proceedings in any particular jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time. No indemnifying party will, except with the written consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnifying party will be liable to any indemnified party for any settlement by such indemnified party effected without the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
               (iv) Contribution. If for any reason the indemnification provided for in this Section 4.2(h) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of Parent be greater in amount than the dollar amount of the proceeds (net of all expenses paid Parent in connection with any claim relating to this Section 4.2(h) and the amount of any damages Parent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Shares giving rise to such contribution obligation.
          (i) This Section 4.2 (and, for the avoidance of doubt, each covenant in this Section 4.2) shall survive the Closing.
     4.3 Transfer Restrictions. Following the Closing Date, other than with respect to transfers to Affiliates or distributions to limited partners of Affiliates of Parent (in each case, who, upon any such transfer, will be subject to the same transfer restrictions set forth in this paragraph), Parent may not (i) during any calendar quarter, in the aggregate, sell more than the greater of (a) 25% of the Base Shares (this limitation will be increased to 50% of the Base Shares, to the extent that Parent has not sold to any

Person other than Affiliates of Parent (it being understood that distributions to limited partners of Affiliates of Parent, who, upon any such transfer, will be subject to the same transfer restrictions as Parent as set forth in this paragraph, shall not be deemed sales to a “Person other than Affiliates of Parent”) any of the Base Shares within the six-month period immediately following the Closing Date) or (b) $5,000,000 of Base Shares (determined by the net sales proceeds received by Parent) or (ii) in any one day sell Base Shares exceeding 10% of the average daily trading volume of Acquiror’s Common Stock on The NASDAQ Global Market for the previous ten (10) trading days; provided that all such restrictions will expire on the one-year anniversary of the Closing Date. The quarterly limitations set forth in clauses (i)(a) and (i)(b) above will be reduced on a pro rata basis during (but only during) the remainder of the calendar quarter that includes the date upon which the Registration Statement is declared effective based on the number of days remaining in such calendar quarter. For illustrative purposes only, if the Registration Statement is declared effective by the SEC exactly midway through a calendar quarter, Parent may sell up to a maximum of the greater of (i) 12.5% of the Base Shares (or 25% of the Base Shares if Parent has not sold any of the Base Shares within the six-month period immediately following the Closing Date), or (ii) $2.5 million of Base Shares in the remainder of such calendar quarter. For the avoidance of doubt, there will be no restrictions on Parent’s ability to sell or transfer any of the Additional Shares or any of the shares of Acquiror Common Stock that any Parent Indemnified Person may receive in respect of any indemnification by Acquiror. This Section 4.3 shall survive the Closing.
     4.4 Form 8-K and Form 8-K Amendment.
          (a) Acquiror shall use its reasonable best efforts to timely file the Form 8-K and the Form 8-K Amendment with the SEC in accordance with applicable regulations.
          (b) At Acquiror’s request, Parent will reasonably cooperate with and assist Acquiror, without incurring any third-party expense (unless reimbursed by Acquiror), subsequent to the Closing Date for a reasonable period not to extend beyond the date that Acquiror files the Form 8-K Amendment with the SEC, in Acquiror’s efforts to prepare the financial statements of the Company that Acquiror will be required to file in connection with the Merger with the SEC under Items 2.01 and 9.01 of Form 8-K, including by providing such Company records and Company information in Parent’s possession as may be reasonably requested by Acquiror. Parent will be responsible for all of its reasonable internal costs in connection with providing such reasonable cooperation and assistance.
          (c) This Section 4.4 shall survive the Closing.
     4.5 Regulatory Approvals. Parent and Acquiror agree that they shall reasonably cooperate in the execution and filing of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any antitrust Governmental Entity, whether federal, state, local or foreign, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Parent and Acquiror shall use commercially reasonable efforts to obtain, and to reasonably cooperate with the other party to promptly obtain, all such authorizations, approvals and consents. To the extent permitted by applicable law, each party shall promptly inform the other party of any material communication between such party and any antitrust Governmental Entity regarding any of the transactions contemplated hereby. If a party receives any formal or informal request for supplemental information or documentary material from any antitrust Governmental Entity with respect to the transactions contemplated hereby, then such party shall use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Notwithstanding the foregoing, the parties acknowledge and agree that no filing is required under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement. The covenants set forth in this Section 4.5 shall survive the Closing for a period of six (6) months.

     4.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense (other than as otherwise specifically set forth in this Agreement, including in Sections 4.2(d) and (e)).
     4.7 Employees and Contractors. On or prior to the Agreement Date, Acquiror shall provide an Offer Letter to each employee of the Company identified on Exhibit B hereto and the employee of Parent identified on Exhibit F-1 hereto, and shall employ (as of the later of the Effective Time or the acceptance of such offer by such employee) each Continuing Employee. Each Offer Letter shall offer employment to the applicable recipient thereof on terms that are reasonable in light of such recipient’s existing terms of employment and on terms (including with respect to benefits) that are comparable to those of Acquiror’s similarly situated employees. For the avoidance of doubt, each employee of the Company immediately prior to the Effective Time who does not receive an Offer Letter or an Employment Agreement shall remain an employee of the Surviving Corporation effective as of the Effective Time. Parent shall have no obligation to make or provide any severance, change in control or other payment or benefit pursuant to any deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) with respect to any employee of the Company immediately prior to the Effective Time whose employment with the Company terminates in connection with or following the Closing or the employee of Parent identified on Exhibit F-1 hereto, and Acquiror hereby agrees to indemnify and hold Parent harmless as to any such payment or benefit. This Section 4.7 shall survive the Closing.
     4.8 Certain Closing Certificates and Documents. The Company shall prepare and deliver the Company Net Working Capital Certificate to Acquiror in final form on the Closing Date. Company shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.
     4.9 Termination of Financing Statements. Parent shall use its reasonable best efforts (i) to deliver to Acquiror as promptly as practicable, and in any event within five (5) Business Days after the Closing Date, and concurrently therewith cause to be filed with the applicable Secretaries of State, executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any assets of the Company immediately prior to the Effective Time terminating any and all such security interests and (ii) to provide evidence reasonably satisfactory to Acquiror promptly after the Closing that all Encumbrances (other than Permitted Encumbrances) on assets of the Company in effect immediately prior to the Effective Time have been released (it being agreed that delivery to Acquiror of an executed copy of that certain Consent and Amendment to Loan and Security Agreement dated on or about the date hereof by and among the Parent, the Company, Backbone Entertainment and Silicon Valley Bank will be evidence of such release reasonably satisfactory to Acquiror). This Section 4.9 shall survive the Closing.
     4.10 Corporate Matters. The Company shall, as promptly as practicable following the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.
     4.11 Tax Matters.
          (a) Acquiror, Parent and the Company will each use its best efforts to cause the Merger to qualify, and will use its best efforts not to, and not to permit or cause any of its Subsidiaries to, take any action that could reasonably be expected prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368 of the Code. Unless otherwise required pursuant to a

“determination” within the meaning of Section 1313(a) of the Code, each of Acquiror, Parent and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
          (b) Tax Returns. Parent shall prepare and file all income Tax Returns for the Company for any Tax period ending on or prior to the Closing Date, and shall provide copies to Acquiror no later than fifteen (15) days prior to the due date thereof. Parent shall permit Acquiror to review and comment on pro-forma Tax Returns for the Company prepared on a stand-alone basis prior to filing of actual Tax Returns and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Acquiror; provided, however, that notwithstanding any other provision of this Agreement, Acquiror shall have no right to review or comment on any consolidated or combined Tax Return of which the Company is not the ultimate parent (e.g., the U.S. federal income Tax Return for the consolidated group of which Parent is the parent). Acquiror shall prepare and file each other Tax Return with respect to the Company that is due after the Closing Date, and, to the extent any such Tax Return could result in a liability for Parent pursuant to this Agreement, shall provide copies to Parent no later than fifteen (15) days prior to the due date thereof (a “Post Closing Tax Return”). Acquiror shall permit Parent to review and comment on each such Post Closing Tax Return prior to filing it and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Parent. Without the prior written consent of Parent, Acquiror shall not, and shall not permit the Company to, amend any Tax Return of the Company relating to a Pre-Closing Tax Period, unless no liability for Parent under this Agreement results therefrom. Parent may amend any Tax Return of the Company attributable to a Pre-Closing Tax Period if (i) Parent provides notice thereof to Acquiror and (ii) the filing of such amended Tax Return does not create a significant risk of a material increase in Taxes payable by the Company for any taxable period ending after the Closing Date.
          (c) Tax Refunds. Any refunds of Taxes paid by the Company attributable to a Pre-Closing Tax Period (“Tax Refunds”) that are received by Acquiror, the Surviving Corporation or any of their respective Subsidiaries shall be for the account of Parent unless such Tax Refund relates to the carryback of a Tax attribute of the Company that is attributable to any Tax period or portion thereof beginning after the Closing Date. Acquiror shall, if Parent so requests, cause the relevant entity (Acquiror, the Surviving Corporation or any Subsidiaries of the Company or any successor) to file for and obtain any such Tax Refunds to which Parent is entitled hereunder. Acquiror shall forward to Parent any such Tax Refund within ten (10) days after the Tax Refund is received.
          (d) Transfer Taxes. All transfer, documentary, sales, use, value added, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent. Parent and Acquiror shall cooperate in timely making all Tax Returns as may be required to be filed in the preceding sentence.
          (e) Notwithstanding anything in Section 6.7, Parent shall have the right to control the portion of any Tax audit or other Tax contest relating to the Company and to employ counsel of its choice (which counsel shall be reasonably acceptable to the Acquiror) for purposes of such participation to the extent that any such Tax audit or other Tax contest could result in an indemnity payment by Parent pursuant to Section 6.2; provided, however, that Acquiror shall have the right to participate in any such Tax contest (at its sole expense), solely to the extent such audit or contest relates to (or reasonably may be expected to relate to) the Company, and Parent may not settle, resolve, concede, or otherwise compromise any such Tax contest to the extent related to the Company without Acquiror’s written consent, which consent shall not be unreasonably withheld or delayed. In the event that Parent elects not to control any such proceeding, Acquiror shall not agree or consent to compromise or settle any issue or claim arising in any such Tax audit or other Tax contest on a basis that could result in liability of Parent for indemnification pursuant to Section 6.2 unless (i) Parent consents to such settlement, compromise or concession, which consent will not be unreasonably withheld or delayed or (ii) Acquiror agrees to waive its right (and the rights of the Acquiror Indemnified Persons) to be indemnified for the issue being settled, compromised or conceded. Acquiror shall promptly notify Parent upon receipt of any notification of a Tax audit or other contest that would reasonably be expected to result in an indemnity payment by Parent pursuant to Section 6.2.
          (f) Acquiror, Parent and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, Parent and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
          (g) Notwithstanding anything in this Agreement to the contrary, this Section 4.11 shall survive the Closing.
     4.12 Transfer of India Assets. Acquiror and Parent agree to reasonably cooperate in good faith to transfer the assets and classes of assets of the Existing India Subsidiary with respect to its studio in Hyderabad, India (the “Hyderabad Studio”) set forth on Exhibit P (the “India Sub Assets”) and the liabilities and classes of liabilities with respect to the Hyderabad Studio set forth on Exhibit Q (the “India Sub Liabilities”) to an entity to be formed and organized by Acquiror as a private limited company or other entity under the laws of India (and as a wholly owned subsidiary of the Surviving Corporation) promptly following the Closing (the “India Transferee”) as soon as reasonably practical after the Closing, as more fully described below; provided, however, that within a reasonable amount of time not to exceed thirty (30) days after the Closing, if Acquiror requests that such transfer of the India Sub Assets and India Sub Liabilities be effected through the transfer of a new entity to be formed by Parent (or one of its subsidiaries) or a different structure, then Parent shall consider such request in good faith and shall reasonably coordinate in good faith with Acquiror in order to determine whether the implementation of such proposed structure would be reasonably practicable under the circumstances in light of the relative costs and benefits to the parties.
          (a) Parent will use its commercially reasonable efforts to cause the transfer of the India Sub Assets and the India Sub Liabilities to the India Transferee (the transfer of such assets and liabilities, the “India Transfer”), without additional consideration (subject to the net working capital balance adjustment discussed below) from the Surviving Corporation, Acquiror, the Existing India Subsidiary or Parent as promptly as reasonably practicable following the Closing and in any event not later than 120 days after the Closing (subject to the prior receipt of the “Special Enterprise Zone” transfer approval and other applicable governmental approvals and permits); provided, however, that the foregoing obligation shall be subject to, and the India Transfer shall be in accordance with, an asset purchase or similar agreement in customary form and substance reasonably satisfactory to Parent and Acquiror (the “India Transfer Agreement”), which Parent and Acquiror shall negotiate in good faith and shall use their respective commercially reasonable efforts to finalize and enter into as soon as reasonably practicable following the Closing. Acquiror and the Surviving Corporation shall use commercially reasonable efforts to cooperate in the India Transfer, which cooperation shall include, if applicable, execution and delivery by the Surviving Corporation and the India Transferee to Parent or the Existing India Subsidiary, on the one hand, and by the Existing India Subsidiary to Acquiror or the Surviving Corporation, on the other hand, of transfer documentation in customary form reasonably satisfactory to

Acquiror and Parent. The India Transfer Agreement for the India Transfer will provide that the India Sub Assets and the India Sub Liabilities shall, when viewed together, yield a neutral net working capital balance (with any deficit to be paid by Parent in Base Shares and any surplus to be paid by Acquiror in shares of Acquiror Common Stock, in either case at a deemed value of $5.00 per share); provided, however that any equipment purchased or ordered by the Existing India Subsidiary for use by the Hyderabad Studio after the Closing (provided that the Existing India Subsidiary shall obtain the prior written consent of Acquiror for any such purchases or orders placed after the Closing and in excess of $1,000) and any expenditures after the Closing with respect to the improvements and build-out in connection with the New Lease (as defined in Exhibit P) approved in writing by Acquiror, including expenditures pursuant to the Construction Agreement (as defined in Exhibit P) approved in writing by Acquiror in the case of any cost that exceeds the maximums set forth therein, shall be included in the India Sub Assets and shall constitute current assets for the purposes of the net working capital determination at the time of the India Transfer in an amount equal to the cost of such items to the Existing India Subsidiary; provided that any outstanding Liabilities associated with such assets that are included in the India Transfer shall constitute current liabilities for the purposes of such net working capital determination. Furthermore, the India Transfer Agreement shall include representations by the Existing India Subsidiary (and, if applicable, any other subsidiary of the Existing India Subsidiary that may be included in the India Sub Assets) and the India Transferee in customary form reasonably satisfactory to Parent and Acquiror. The India Transfer Agreement (or another agreement ancillary to it) shall also include a reasonable transition or consulting agreement with respect to the finance-related services currently provided to the Company by one employee of the Existing India Subsidiary in Puna, India on terms and conditions reasonably satisfactory to Parent and Acquiror. Each of Parent and Acquiror shall bear its own expenses in connection with the India Transfer.
          (b) Parent shall cause the Existing India Subsidiary prior to the India Transfer to (i) conduct its business (as it relates to the India Sub Assets and the India Sub Liabilities only) in the ordinary course consistent with past practice (recognizing that prior to the Closing Date, the Existing India Subsidiary only provided services to the Parent Group and after the Closing Date, the Existing India Subsidiary will also be providing services to the Company pursuant to the India Services Agreement), except (A) to the extent reasonably necessary for the India Asset Transfer, (B) as would not reasonably be expected to prevent the Existing India Subsidiary from satisfying its obligations under the India Services Agreement in all material respects, (ii) use its reasonable efforts to preserve its existing relationships with its employees, customers, suppliers and prospects that relate to the India Sub Assets, (iii) not enter into any extraordinary obligation or restriction with an unaffiliated third party that is material in nature and relates to the India Sub Assets (other than in connection with the India Transfer), (iv) not incur any material liabilities that would relate to the India Sub Assets, including debt or the imposition of liens (other than in connection with the India Transfer), other than in the ordinary course, and, in the case of each of clauses (i), (ii), (iii) and (iv) above, except as permitted in advance in writing by Acquiror, and (v) until the completion of the India Transfer, perform its obligations to the Company under the India Services Agreement.
          (c) This Section 4.12 shall survive the Closing.
     4.13 Stock Certificates.
          (a) Acquiror shall not cause or allow any of the stock certificates representing the Closing Shares or any other shares of Acquiror Common Stock issued or issuable by Acquiror pursuant to this Agreement (collectively, the “Other Shares”), including pursuant to any working capital adjustment and/or Article 6, to have any restrictive legends or the like, except that (i) for the period from the Closing Date until the Registration Statement is first declared effective by the SEC, each certificate evidencing Closing Shares may contain the first legend specifically set forth on Exhibit E, and (ii) for the period from the Closing Date until the one-year anniversary of the Closing Date, each certificate evidencing Base Shares may contain the second legend specifically set forth on Exhibit E.
          (b) In the event of any sale or transfer, pursuant to an effective registration statement or Rule 144 (or its successor rule) or any other rule or regulation of the SEC that may at any time permit a Person to sell securities without registration, of any of the Closing Shares or any Other Shares by Parent or its Affiliates or their respective transferees from time to time, Acquiror shall in each case reasonably cooperate with Parent and reasonably facilitate such transaction (and shall cause its transfer agent to do the same) including, without limitation, by promptly delivering or causing its transfer agent to deliver stock certificates to the transferee representing the transferred shares and to transferor representing the balance of unsold shares without any legends. In any event, Acquiror shall not cause or allow the issuance of any stop orders on the stock books of Acquiror unless (i) Acquiror has given written notice to Parent of a breach by Parent of Section 4.3 of this Agreement or a violation of applicable Legal Requirements with respect to the resale of the Closing Shares by Parent and (ii) such breach or violation continues uncured and unremedied after Acquiror shall have coordinated in good faith with Purchaser for not less than seven (7) days after the delivery of such notice in an attempt to clarify or resolve such asserted breach or violation. At the election of the holder of Registrable Shares or Other Shares, Acquiror shall cause its transfer agent to credit such holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system.
          (c) Acquiror shall deliver, at or within two (2) days after the Closing, each of the following:
               (i) to Parent, valid stock certificate(s) or, if reasonably acceptable to Parent, other evidence(s) of issuance (e.g., book entry issuance), containing the restrictive legend set forth on Exhibit E hereto (and no other legends), representing (i) the Base Shares, less the Escrow Shares, and (ii) the Additional Shares;
               (ii) to the Escrow Agent, a valid stock certificate containing the restrictive legends set forth on Exhibit E (and no other legend), representing the Escrow Shares to be held by the Escrow Agent in the Escrow Account and disbursed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement
          (d) This Section 4.13 shall survive the Closing.
     4.14 Stock Exchange Listing. On the Closing Date, Acquiror shall submit to The NASDAQ Stock Market a Notification: Listing of Additional Shares form with respect to the Closing Shares. After the Effective Time, Acquiror shall use its reasonable best efforts to cause the Closing Shares and any other shares of Acquiror Common Stock issued or issuable thereafter pursuant to this Agreement (including pursuant to any working capital adjustment and/or Article 6) to be approved for listing on The NASDAQ Stock Market, subject to official notice of issuance, in each case as soon as practicable. This Section 4.14 shall survive the Closing.
     4.15 Future SEC Filings; NASDAQ Compliance.
          (a) Acquiror shall use its reasonable best efforts to file all required reports, schedules, proxy statements, forms, and other documents required to be filed by it with the SEC following the Effective Time (the “Future SEC Filings”) on a timely basis. Acquiror shall use its reasonable best efforts to have all of the Future SEC Filings, as of their respective dates, (i) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, and, in each case, the rules and regulations promulgated thereunder, (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) include any accompanying certifications required to be filed or submitted by Acquiror’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002. Acquiror shall use its reasonable best efforts to maintain its ability to utilize Form S-3 through and until the Registration Expiration Date.
          (b) Following the Effective Time, Acquiror shall use reasonable best efforts to comply with applicable continued listing requirements of The NASDAQ Stock Market.
          (c) This Section 4.15 shall survive the Closing.
     4.16 Books and Records. Acquiror shall preserve for so long as Parent shall have any indemnification obligations under this Agreement (or, if later, until the later of ninety (90) days after the statute of limitations shall have expired with respect to all legal obligations of Parent under this Agreement or in connection with the transactions contemplated hereby, or ninety (90) days after the statute of limitations shall have expired with respect to the conduct of the Business, including with respect to Taxes) all books and records relating to the Company and its business prior to the Closing Date. After the Closing Date, to the extent reasonably necessary in order for Parent to fulfill its obligations with respect to taxes under this Agreement or Legal Requirements (including the filing of requisite Tax Returns or responding to a Tax audit or other Tax contest relating to the Company), Acquiror shall provide Parent with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (x) the officers and employees of the Company and (y) the books of account and records of the Company, and Parent and its representatives shall have the right to make copies of such books and records for use solely for such purpose (which information provided shall otherwise be deemed “Confidential Information” under the Confidentiality Agreement); provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Company. This Section 4.16 shall survive the Closing.
ARTICLE 5
Termination, Amendment and Waiver
     5.1 Amendment. To the extent permitted by applicable Legal Requirements, Acquiror and Parent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and Parent.
     5.2 Extension; Waiver. At any time after the Closing, Parent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 6
Escrow Fund and Indemnification
     6.1 Escrow. At the Closing, Acquiror shall deliver the Escrow Shares to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement, which shall provide that Parent shall pay the ordinary fees and charges of the Escrow Agent thereunder. The Escrow Agent will disburse the Escrow Shares in accordance with the Escrow Agreement.
     6.2 Indemnification.
          (a) By Parent. Subject to the limitations set forth in this Article 6, after the Effective Time, Parent shall indemnify and hold harmless Acquiror and its officers and directors and each person, if any, who directly (but not through any intermediary) controls or may directly control (but not through any intermediary) Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all losses, Liabilities, damages, fees, costs and expenses (including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, except to the extent that the corresponding Indemnifying Party has assumed the defense of such matter, and the Indemnifying Party is not otherwise obligated to indemnify for such fees and expenses, in each case in accordance with Section 6.7), whether or not due to a Third Party Claim (collectively, “Indemnifiable Damages”), arising out of or resulting from (i) any breach of any representation or warranty made by Parent or the Company in Article 2 of this Agreement or by the Existing India Subsidiary (and, if applicable, any other subsidiary of the Existing India Subsidiary that may be included in the India Sub Assets) in the India Transfer Agreement, (ii) any breach of any certification, representation or warranty made by Parent in the Parent Secretary Certificate, (iii) any breach of any of the covenants or agreements made by Parent in this Agreement or by the Existing India Subsidiary in the India Services Agreement, (iv) the Excluded Liabilities, and (v) the foreclosure by Silicon Valley Bank of its lien pursuant to the SVB Loan Agreement on the assets of the Company before such lien is terminated in accordance with Section 4.9. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of such representation, warranty or covenant exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach. Parent shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation with respect to any Indemnifiable Damages claimed by an Acquiror Indemnified Person; provided, however, that nothing in this sentence shall limit Parent’s rights or Acquiror’s obligations set forth in this Article 6 (including Section 6.2(b)) or elsewhere in this Agreement.
          (b) By Acquiror. Subject to the limitations set forth in this Article 6, after the Effective Time, Acquiror shall indemnify and hold harmless Parent and its officers and directors and each person, if any, who directly (but not through any intermediary) controls or may directly control (but not through any intermediary) Parent within the meaning of the Securities Act (each of the foregoing being referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons” and, together with the Acquiror Indemnified Persons, the “Indemnified Persons”) from and against any and all Indemnifiable Damages arising out of or resulting from (i) any breach of any representation or warranty made by Acquiror or Sub in Article 3 of this Agreement or by the Surviving Corporation or the India Transferee in the India Transfer Agreement, (ii) any breach of any certification, representation or warranty made by Acquiror in the Acquiror Secretary Certificate, (iii) any breach of any of the covenants or agreements made by Acquiror, Sub or the Surviving Corporation in this Agreement or in the India Services Agreement, and (iv) the Included Liabilities. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of such representation, warranty or covenant exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach.
     6.3 Indemnifiable Damage Basket; Other Limitations.
          (a) Indemnifiable Damage Basket. Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for Indemnifiable Damages, and no Indemnifying Party shall have any indemnification or other obligations under this Agreement, including Section 6.2, in respect of any claim for indemnification that is made pursuant to Section 6.2(a) or Section 6.2(b) (other than in the case of (i) Indemnifiable Damages caused by fraud or intentional misrepresentation by Parent, by the Company (but only in the case of clause (i) of the first sentence Section 6.2(a)), by Sub, or by Acquiror, as applicable, (ii) Indemnifiable Damages arising out of or resulting from (1) any breach of any Special Representations (as defined below), (2) any breach of any Liquidity Representations and Covenants (as defined below), (3) any breach of any Tax Covenants (as defined below), (4) any Excluded Liabilities, or (5) any Included Liabilities), unless and until one or more Claim Certificates made in good faith and delivered in accordance with Section 6.5 that would, but for this section, result in Indemnifiable Damages payable by the applicable Indemnifying Party (after the resolution of any disputes relating thereto in accordance with this Article 6) in an aggregate amount greater than $100,000 (the “Basket”) have been delivered, in which case the Indemnified Person may make claims for indemnification against the applicable Indemnifying Party and such Indemnified Person will be entitled to be indemnified for all Indemnifiable Damages (including the amount of the Basket), subject to the other provisions of this Article 6, including the maximum amounts in Section 6.3(b). For the avoidance of doubt, Indemnifiable Damages arising out of or resulting from (1) any breach of any Special Representations, (2) any breach of any Liquidity Representations and Covenants, (3) any breach of any Tax Covenants, (4) any Excluded Liabilities, or (5) any Included Liabilities shall be subject to indemnification hereunder without regard to satisfying the Basket, but subject to the other terms and provisions of this Article 6.
          (b) Other Limitations.
               (i) Indemnification hereunder and recovery from the then-remaining Escrow Shares shall be the sole and exclusive remedy for the indemnity obligations of Parent under this Agreement for the matters listed in clauses (i), (ii) and (iii) of the first sentence of Section 6.2(a), and indemnification hereunder and recovery in an amount not to exceed the value of the Escrow Shares (without regard to any disbursement of the Escrow Shares after the Closing), based on a $5.00 per share price for shares of Acquiror Common Stock, shall be the sole and exclusive remedy for the indemnity obligations of Acquiror under this Agreement for the matters listed in clauses (i), (ii) and (iii) of the first sentence of Section 6.2(b), except, with respect to each such limitation, (i) Indemnifiable Damages caused by fraud or intentional misrepresentation by Parent, by the Company (but only in the case of clause (i) of the first sentence Section 6.2(a)), by Sub, or by Acquiror, as applicable, and (ii) in the following cases, each of which is addressed in the following subsections of this Section 6.3(b): Indemnifiable Damages arising out of or resulting from (A) any breach of any Special Representations, (B) any breach of any Liquidity Representations and Covenants, or (C) any breach of any Tax Covenants. As used in this Agreement, “Special Representations” means the representations and warranties contained in Section 2.2(a) (Capital Structure), Section 2.3(a) (Authority), Section 2.10(b) and clause (ii) of Section 2.10(h) (specific items relating to Intellectual Property), Section 2.12 (Taxes), Section 3.2(a) (Authority) and Section 3.3(a) (Capital Structure).
               (ii) Indemnification hereunder and recovery as follows: first, from the then-remaining Escrow Shares, and, thereafter, of up to 1,000,000 of the Base Shares (after giving effect to any working capital adjustment pursuant to this Agreement) other than the Escrow Shares (but for the avoidance of doubt, any shares of Acquiror Common Stock delivered after the Closing by Acquiror or Parent to pay or satisfy indemnification claims pursuant to this Article 6 shall not increase or decrease such maximum amount), shall be the sole and exclusive remedy for any breach of any representation or warranty made by Parent or the Company in Section 2.10(b) or clause (ii) of Section 2.10(h) (specific items relating to Intellectual Property), and, except as set forth in Sections 6.3(b)(iii) or 6.3(b)(v) (in each case only in respect of the specific matters addressed therein) Parent shall have no indemnification obligations under clause (i) of the first sentence of Section 6.2(a) in excess of such amounts (after giving effect to any amounts already paid or recovered under clause (i) of the first sentence of Section 6.2(a), all of which amounts shall be aggregated for the purposes of determining whether such maximum amount has been met).
               (iii) Indemnification hereunder and recovery as follows: first, from the then-remaining Escrow Shares, and, thereafter, of up to the number of Base Shares (after giving effect to any working capital adjustment pursuant to this Agreement) other than the Escrow Shares (but for the avoidance of doubt, any shares of Acquiror Common Stock delivered after the Closing by Acquiror or Parent to pay or satisfy indemnification claims pursuant to this Article 6 shall not increase or decrease such maximum amount), shall be the sole and exclusive remedy for any breach of any representation or warranty made by Parent or the Company in Section 2.2(a) (Capital Structure) or Section 2.3(a) (Authority), and, except as explicitly set forth in Section 6.3(b)(v) (but only in respect of the specific matters addressed therein), Parent shall have no indemnification obligations under clause (i) of the first sentence of Section 6.2(a) in excess of such amounts (after giving effect to any amounts already paid or recovered under clause (i) of the first sentence of Section 6.2(a), all of which amounts shall be aggregated for the purposes of determining whether such maximum amount has been met). For the avoidance of doubt, in no event shall any recovery or recoveries with respect to Parent’s indemnification obligations pursuant to this Article 6, other than with respect to the following matters, exceed the value of the Base Shares (after giving effect to any working capital adjustment pursuant to this Agreement and including the original number of Escrow Shares) (with such shares subject to a deemed value of $5.00 per share) (but for the avoidance of doubt, any shares of Acquiror Common Stock delivered after the Closing by Acquiror or Parent to pay or satisfy indemnification claims pursuant to this Article 6 shall not increase or decrease such maximum amount): Indemnifiable Damages (A) caused by fraud or intentional misrepresentation by the Company (but only in the case of clause (i) of the first sentence Section 6.2(a)) or by Parent and (B) arising out of or resulting from (x) any breach of any Parent Tax Covenants, (y) any breach of any Parent Tax Representations or (z) any Excluded Liabilities; it being understood that such Base Shares (as described above) are only available for the limited indemnification purpose set forth in this Section 6.3(b)(iii).
               (iv) Indemnification hereunder and recovery in an amount not to exceed the value of the Base Shares (after giving effect to any working capital adjustment pursuant to this Agreement) (but for the avoidance of doubt, any shares of Acquiror Common Stock delivered after the Closing by Acquiror or Parent to pay or satisfy indemnification claims pursuant to this Article 6 shall not increase or decrease such maximum amount), based on a $5.00 per share price for shares of Acquiror Common Stock, shall be the sole and exclusive remedy for any breach of any representation or warranty made by Acquiror or Sub in Section 3.2(a) (Authority) or Section 3.3(a) (Capital Structure), and, except as set forth in Section 6.3(b)(viii), Acquiror shall have no indemnification obligations under clause (i) of the first sentence of Section 6.2(b) in excess of such amounts (after giving effect to any amounts already paid or recovered under clause (i) of the first sentence of Section 6.2(b), all of which amounts shall be aggregated for the purposes of determining whether such maximum amount has been met).
               (v) Indemnification hereunder shall be the sole and exclusive remedy for any breach of any representation or warranty made by Parent or the Company in Section 2.12 (Taxes) (the “ Parent Tax Representations”), provided that nothing in this Section 6.3(b) shall limit the amount of the recovery for breach of any Parent Tax Representation so long as the applicable Indemnified Person is entitled at such time to make a claim therefor pursuant to this Agreement (including the applicable time periods set forth in this Article 6 and Section 7.1). Any indemnification obligation of Parent in respect of the foregoing shall first be satisfied from the then-remaining Escrow Shares (unless and until such time as no Escrow Shares remain in the Escrow Account).
               (vi) Indemnification hereunder shall be the sole and exclusive remedy for any breach of any of the covenants or agreements made by Parent in Section 1.14, Section 4.11 or Section 6.9 of this Agreement (the “Parent Tax Covenants”) or any breach of any of the covenants or agreements made by Acquiror or Sub in Section 1.14, Section 4.11 or Section 6.9 of this Agreement (the “Acquiror Tax Covenants” and, together with the Parent Tax Covenants, the “Tax Covenants”), provided that nothing in this Section 6.3(b) shall limit the amount of the recovery for breach of any Tax Covenants so long as the applicable Indemnified Person is entitled at such time to make a claim therefor pursuant to this Agreement (including the applicable time periods set forth in this Article 6 and Section 7.1). Any indemnification obligation of Parent in respect of the foregoing shall first be satisfied from the then-remaining Escrow Shares (unless and until such time as no Escrow Shares remain in the Escrow Account).
               (vii) Indemnification shall be the sole and exclusive remedy for any Indemnifiable Damages arising out of or resulting from any Excluded Liabilities or Included Liabilities, provided that nothing in this Section 6.3(b) shall limit the amount of the recovery therefor so long as the applicable Indemnified Person is entitled at such time to make a claim therefor pursuant to this Agreement (including the applicable time periods set forth in this Article 6 and Section 7.1). Any indemnification obligation of Parent in respect of the foregoing shall first be satisfied from the then-remaining Escrow Shares (unless and until such time as no Escrow Shares remain in the Escrow Account).
               (viii) Indemnification hereunder (with recovery therefor as set forth below in this Section 6.3(b)(viii)) shall be the sole and exclusive remedy for any breach of any representation or warranty made by Acquiror or Sub in Section 3.7 (SEC Filings; S-3 Eligibility), Section 3.15 (Financial Statements), Section 3.17 (Compliance with NASDAQ Continued Listing Requirements) or Section 3.19 (No Integrated Offering) (collectively, the “Liquidity Representations”) and any breach of any of the covenants or agreements made by Acquiror or Sub in Section 4.2 (Form S-3 Registration Statement), Section 4.4 (Form 8-K and Form 8-K Amendment), Section 4.13 (Stock Certificates), Section 4.14 (Stock Exchange Listing) or Section 4.15 (Future SEC Filings; NASDAQ Compliance) (collectively, the “Liquidity Covenants” and, together with the Liquidity Representations, the “Liquidity Representations and Covenants”). Acquiror shall satisfy all of its indemnification obligations pursuant to this Section 6.3(b)(viii) by issuing and delivering to the applicable Parent Indemnified Person shares of Acquiror Common Stock in a value equal to the applicable Indemnifiable Damages, which shares shall be valued based on the volume-weighted average price of the Acquiror Common Stock on The NASDAQ Global Market for the ten (10) trading days ending on the trading day that is two (2) trading days prior to the date of such issuance and payment (the “then-current trading price”), provided, however, that the maximum recovery of the Indemnified Persons with respect to the foregoing shall be a number of shares of Acquiror Common Stock equal to the number of Closing Shares (after giving effect to any working capital adjustment pursuant to this Agreement and including the original number of Escrow Shares) plus 1,250,000 incremental shares of Acquiror Common Stock (but for the avoidance of doubt, any shares of Acquiror Common Stock delivered after the Closing by Acquiror or Parent to pay or satisfy indemnification claims pursuant to this Article 6 shall not increase or decrease such maximum amount); provided, further, that in the event of any breach of any of the covenants or agreements made by Parent in Section 4.2 that primarily contributes to one of the foregoing claims, Acquiror may elect to satisfy its indemnification obligations (in respect of such claim only) in shares of Acquiror Common Stock based on a $5.00 per share price rather than on the then-current trading price. For the avoidance of doubt, in no event shall any recovery or recoveries with respect to Acquiror’s indemnification obligations pursuant to this Article 6, other than with respect to the following matters, exceed the value of the Closing Shares (after giving effect to any working capital adjustment pursuant to this Agreement and including the original number of Escrow Shares) plus 1,250,000 incremental shares of Acquiror Common Stock (with each of such shares (including the Closing Shares and such incremental shares) deemed to have a value of $5.00 per share, except for the limited indemnification purposes where they are valued at the then-current trading price as described above in this Section 6.3(b)(viii)) (but for the avoidance of doubt, any shares of Acquiror Common Stock delivered after the Closing by Acquiror or Parent to pay or satisfy indemnification claims pursuant to this Article 6 shall not increase or decrease such maximum amount): Indemnifiable Damages (A) caused by fraud or intentional misrepresentation by Acquiror or Sub or (B) arising out of or resulting from (x) any breach of any Acquiror Tax Covenants or (y) any Included Liabilities; it being understood that such 1,250,000 incremental shares of Acquiror Common Stock (as described above) are only available for the limited indemnification purpose set forth in this Section 6.3(b)(viii).
               (ix) Nothing in this Section 6.3(b) shall be deemed to limit in any way the amount of recovery of an Indemnified Person in the case of Indemnifiable Damages caused by (i) fraud or intentional misrepresentation by Parent, by the Company (but only in the case of clause (i) of the first sentence Section 6.2(a)), by Sub, or by Acquiror, as applicable, so long as the applicable Indemnified Person is entitled at such time to make a claim therefor pursuant to this Agreement (including the applicable time periods set forth in this Article 6 and Section 7.1), or (ii) the matters listed in clauses (i), (ii) and (iii) of the first sentence of Section 6.2(b). For the avoidance of doubt, nothing in this Agreement shall be deemed in to limit in any way the liability of a party, outside of indemnification, with respect to fraud or intentional misrepresentation of such party nor limit the period in which a claim for fraud or intentional misrepresentation, outside of indemnification, may be asserted under applicable law.
               (x) Acquiror shall satisfy all of its indemnification obligations pursuant to this Article 6 by issuing and delivering to the applicable Parent Indemnified Person shares of Acquiror Common Stock in a value equal to the applicable Indemnifiable Damages, which shares shall in all cases be deemed to have a value of $5.00 per share except as set forth in Section 6.3(b)(viii), and each such share shall be a Registrable Share for the purposes of this Agreement. Subject to the other terms and limitations set forth in this Article 6, including the maximum amounts set forth above in the other subsections of this Section 6.3(b), Acquiror shall satisfy all of its indemnification payment (including, for the avoidance of doubt, payment by issuance of additional shares of Acquiror Common Stock) obligations hereunder as follows (and the satisfaction of Acquiror indemnification payment (including, for the avoidance of doubt, payment by issuance of additional shares of Acquiror Common Stock) obligations under this Article 6 by delivery of shares of Acquiror Common Stock shall be counted and credited toward): first, by issuing and delivering up to the original number of Escrow Shares, second, by issuing and delivering up to the number of Base Shares (after giving effect to any working capital adjustment pursuant to this Agreement) other than Escrow Shares, third, by issuing and delivering up to the number of Closing Shares (other than Base Shares), and thereafter, solely with respect to Section 6.3(b)(viii), by issuing and delivering up to the 1,250,000 incremental shares of Acquiror Common Stock referenced therein; provided that for the avoidance of doubt, any shares of Acquiror Common Stock delivered after the Closing by Acquiror or Parent to pay or satisfy indemnification claims pursuant to this Article 6 shall not increase or decrease any such number; provided, however, that nothing herein shall limit the amount of recovery by the Parent Indemnified Persons (or Acquiror’s indemnification obligations) under this Article 6 for (i) Indemnifiable Damages caused by fraud or intentional misrepresentation by Acquiror or Sub or (ii) Indemnifiable Damages arising out of or resulting from (A) any breach of any Tax Covenants or (B) any Included Liabilities. For the avoidance of doubt, the parties acknowledge, understand and agree that any shares of Acquiror Common Stock that Acquiror may be obligated to deliver in order to pay or satisfy any indemnification obligations pursuant to this Article 6 (including in the case of any “recovery” by a Parent Indemnified Person described above in this Section 6.3(b)) shall be in addition to the Closing Shares delivered by Acquiror at the Closing and any shares issued or issuable in connection with a working capital adjustment pursuant to Section 1.13.
               (xi) Subject to the other terms and limitations set forth in this Article 6, including the maximum amounts set forth above in the other subsections of this Section 6.3(b), Parent shall satisfy all of its indemnification obligations hereunder as follows: first, from the then-remaining Escrow Shares (which shares shall in all cases be deemed to have a value of $5.00 per share), second, from the Base Shares then held by Parent (which shares shall in all cases be deemed to have a value of $5.00 per share), and thereafter, at Parent’s election, either through the delivery of Additional Shares or any other shares of Acquiror Common Stock (which shares shall in all cases be deemed to have a value of $5.00 per share), provided that nothing in this Agreement shall require Parent to retain and not sell or transfer such shares and, furthermore, if Parent does sell or transfer such shares or if such shares are insufficient, it shall satisfy such applicable excess indemnification obligations using cash.
               (xii) Except as otherwise specifically provided in this Agreement with respect to fraud and intentional misrepresentation, the sole and exclusive remedy of Parent or Acquiror after the Closing with respect to any and all claims relating to this Agreement and the Merger contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 6. Notwithstanding the foregoing or anything else to the contrary in this Article 6, nothing in this Article 6 shall limit any indemnification rights or obligations set forth in and pursuant to Section 4.2(h) of this Agreement.
               (xiii) Notwithstanding that a remedy hereunder may be sole and exclusive, nothing herein shall be deemed to preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.
               (xiv) Parent and Acquiror agree that any deemed value of shares of Acquiror Common Stock set forth or utilized in this Article 6 shall be reasonably and equitably adjusted in the event of any stock splits, recapitalizations, mergers, reorganizations or the like with respect to Acquiror Common Stock.
          (c) Any Indemnifiable Damages shall be calculated net of any Tax benefits actually realized by Acquiror with respect to any such Indemnifiable Damages. Notwithstanding any other provision of this Agreement, Parent shall not under any circumstances be liable for any Taxes relating to the Company for any Tax period (or portion thereof) beginning after the Closing Date. Furthermore, to the extent that the amount of any Indemnifiable Damages is included in the Company Net Working Capital as reflected on the Acquiror WC Certificate (as may be adjusted pursuant to Section 1.13 in the event of an objection or dispute with respect to such amount) but not included in the Company Net Working Capital as reflected on the Company Net Working Capital Certificate, then any such Indemnifiable Damages shall not be recoverable pursuant to this Article 6.
     6.4 Period for Claims.
          (a) Except as specifically set forth in the immediately following sentence, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) for Indemnifiable Damages arising out of or resulting from the matters listed in clauses (i), and (ii) of the first sentence of Section 6.2(a) or the matters listed in clauses (i), and (ii) of the first sentence of Section 6.2(b) shall commence at the Closing and terminate on the Escrow Release Date; furthermore, except as specifically set forth in the immediately following sentence, the Claims Period for Indemnifiable Damages arising out of or resulting from the matters listed in clause (iii) of the first sentence of Section 6.2(a) or the matters listed in clause (iii) of the first sentence of Section 6.2(b) shall commence at the Closing and continue for so long as such covenant or agreement survives (as determined in accordance with Section 7.1). The Claims Period for Indemnifiable Damages (x) arising out of or resulting from the matters listed in clauses (iv) and (v) of the first sentence of Section 6.2(a) and the matters listed in clause (iv) of the first sentence of Section 6.2(b), (y) caused by fraud or intentional misrepresentation, or (z) arising out of or resulting from (A) any breach of any Special Representations, (B) any breach of any Liquidity Representations or Covenants or (C) any breach of any Tax Covenants, shall commence at the Closing and terminate ninety (90) days following the expiration of the applicable statute of limitations. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall have any indemnification obligations with respect to any claim if written notice of such claim is not delivered by the applicable Indemnified Person to the Indemnifying Party prior to the expiration of the Claims Period applicable to such claim.
          (b) Notwithstanding anything contained herein to the contrary, such portion of the Escrow Shares at the conclusion of the Escrow Period corresponding to the amount of all Indemnified Damages specified by any Acquiror Indemnified Persons in any then-unresolved indemnification claim set forth in a Claim Certificate delivered to Parent prior to expiration of the Escrow Period in accordance with this Article 6 shall remain in the possession of the Escrow Agent until such claims for Indemnifiable Damages have been resolved or satisfied in accordance with this Article 6. The remainder of the Escrow Shares, if any, shall be delivered to Parent promptly (and in any event within ten (10) Business Days) after the expiration of the Escrow Period and Acquiror and Parent shall deliver joint written instructions to the Escrow Agent to accomplish such delivery.
     6.5 Procedures.
          (a) On or before the last day of the applicable Claims Period, Acquiror or Parent or any other Indemnified Person may deliver to the applicable Indemnifying Party (and, in the case of the Acquiror or an Acquiror Indemnified Person prior to the expiration of the Escrow Period, with a copy thereof to the Escrow Agent) a certificate signed by any officer of Acquiror or Parent or such Indemnified Person, as applicable (an “Claim Certificate”):
               (i) stating that such Indemnified Person has incurred or paid, or in good faith believes that it may incur or pay, Indemnifiable Damages;
               (ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred or paid, may be the maximum amount believed by such Indemnified Person, in good faith to be incurred or paid or demanded by a third party); and
               (iii) specifying in reasonable detail (based upon the information then possessed by such Indemnified Person) the elements of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related (including any applicable clause(s) of Section 6.2(a) or 6.2(b) upon which the claim for indemnification is based).
Subject to Section 6.4(b), no delay in providing such Claim Certificate within the Claims Period or imperfection therein shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.
          (b) With respect to Claim Certificates delivered by Acquiror during the Escrow Period, the Escrow Agent shall make no payment or disbursement except as set forth in the Escrow Agreement, subject to the dispute rights set forth therein and herein. For the avoidance of doubt, in no event shall the Escrow Agent make any payment or disburse any Escrow Shares after Parent has objected in writing to the payment of any claim set forth in a Claims Certificate until such objection shall have been resolved in accordance with this Article 6. Acquiror acknowledges the terms and obligations set forth Section 1.3(f) of the Escrow Agreement with respect to its stock transfer agent and matters relating to delivery of balance stock certificates and agrees to take all actions and sign and deliver all notices, instructions and certificates reasonably necessary to give effect thereto and to facilitate any disbursements from the Escrow Account in accordance with the Escrow Agreement and this Agreement.
     6.6 Resolution of Objections to Claims.
          (a) If Acquiror or Parent, as applicable, objects in writing to any claim or claims by the Indemnified Person against such party made in any Claim Certificate within thirty (30) days after the delivery of such Claim Certificate (such a written objection, a “Claim Objection”), then Acquiror and Parent shall attempt in good faith for forty-five (45) days after receipt of such written objection to resolve such objection; provided that a copy of any such Claim Objection delivered by Parent with respect to a claim made during the Escrow Period shall also be to the Escrow Agent. With respect to Claims Certificates delivered by an Acquiror Indemnified Person during the Escrow Period, if Acquiror and Parent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute Escrow Shares, subject to this Agreement, in accordance with the terms of such memorandum, which memorandum shall constitute joint written instructions as contemplated by Section 1.4(a) of the Escrow Agreement. If Acquiror or Parent, as applicable, does not deliver a Claim Objection as set forth above within thirty (30) days after the delivery of such Claim Certificate, any claim or claims made in such Claim Certificate shall be deemed accepted as valid Indemnifiable Damages in the amount stated in the Claims Certificate for which the Indemnifying Party is liable under this Article 8, and to the extent such Claim Certificate was delivered by an Acquiror Indemnified Person during the Escrow Period, then the applicable Indemnified Damages set forth in such Claim Certificate shall be disbursed by the Escrow Agent to such Acquiror Indemnified Person on the first Business Day after such thirtieth (30th) day, with such disbursement to be effected as set forth in Section 1.3(f) of the Escrow Agreement. The Escrow Agent shall be entitled to rely on any such failure by Parent to timely deliver a Claim Objection and act in accordance with the foregoing sentence pursuant to Section 1.4(d) of the Escrow Agreement.
          (b) If no agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquiror or Parent may bring suit in the courts of the State of California and the Federal courts of the United States of America, in each case, located within San Francisco County in the State of California to resolve the matter. With respect to Claims Certificates delivered by Acquiror during the Escrow Period, upon the resolution of such suit, the applicable order, judgment or decree shall be delivered to the Escrow Agent and, subject to this Agreement, the Escrow Agent shall be entitled to act in accordance with such decision pursuant to Section 1.4(c) of the Escrow Agreement.
          (c) Judgment upon any award rendered by such court may be entered in any court having jurisdiction. For purposes of this Section 6.6, in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the trial court awards such party more than one-half of the amount in dispute, in which case the other party shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
     6.7 Third Party Claims. If a claim is made against an Indemnified Person by a Person other than Parent or Acquiror for which such Indemnified Person is entitled to indemnification under this

Article 6 (a “Third Party Claim”), a Claim Certificate shall be delivered in accordance with Section 6.5 (the Indemnified Person shall also promptly deliver the complaint, claim letter or other document embodying such Third Party Claim (or if asserted orally, a written summary thereof) and, to the extent applicable (and not apparent from such materials), inform the Indemnifying Party of the remedy(ies) sought and the relevant time constraints with respect thereto; it being understood that informing the Indemnifying Party of the date of service thereof — or the lack of such service at such time — shall be deemed to satisfy such time constraint requirement with respect to any matter for which time constraints are related to service) and the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses (such choice being signified by delivery of written notice to the Indemnified Person within a reasonable amount of time, not more than fifteen (15) days, after the receipt by the Indemnifying Party of the applicable Claim Certificate), to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Person for any costs of investigation or defense or fees and expenses of lawyers, experts and other professionals subsequently incurred by the Indemnified Person in connection with the defense thereof; provided, however, that if the Indemnified Person reasonably believes, upon advice of counsel, there exists an actual conflict of interest between the Indemnifying Party and the Indemnified Person related to the Third Party Claim or defense thereof such that representation of both the Indemnifying Party and the Indemnified Person would be inappropriate, then the Indemnified Person may retain counsel of its own choice and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel. If the Indemnifying Party assumes such defense, the Indemnified Person shall have the right to receive copies of all pleadings, notices and material communications with respect to the Third Party Claim, participate in the defense thereof and to employ counsel, reasonably satisfactory to the Indemnifying Person, at the Indemnified Person’s own expense (except in the case of the Indemnified Person’s reasonable belief, upon advice of counsel, that there exists an actual conflict of interest, as described above, in which case the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel so long as the Indemnifying Party would otherwise be responsible for Indemnifiable Damages with respect thereto pursuant to Section 6.2(a) or 6.2(b)), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Persons shall cooperate in the defense or prosecution thereof to the extent reasonably requested by the Indemnifying Party; provided that any reasonable out-of-pocket expenses incurred with respect to items of cooperation specifically requested by the Indemnifying Party shall be borne by the Indemnifying Party so long as the Indemnifying Party would otherwise be responsible for Indemnifiable Damages with respect thereto pursuant to Section 6.2(a) or 6.2(b). Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, that releases the Indemnified Person completely in connection with such Third Party Claim and that would not adversely affect the Indemnified Person other than immaterially, including by requiring any other than immaterial admission from or imposing any other than immaterial restriction or other equitable remedy on the Indemnified Person. Notwithstanding the foregoing, (A) if (i) the Indemnifying Party does not assume the defense of a Third Party Claim (as set forth above) within fifteen (15) days from receipt of the Claim Certificate of such a Third Party Claim from the Indemnified Person, (ii) the Indemnifying Party assumes the defense of the Third Party Claim and, in the reasonable opinion of the Indemnified Person, fails to diligently prosecute such defense and, within ten (10) Business Days after delivery by the Indemnified Person of notice to the Indemnifying Party alleging such failure to diligently prosecute, the Indemnifying Party shall not have modified the defense of such Third Party Claim so that it would be reasonably considered to be diligently prosecuting such defense, (iii) the Third Party Claim seeks equitable remedies as a core and principal remedy sought with respect to such claim, or (iv) the Indemnified Person reasonably believes that the Third Party Claim would be likely to result (without regard to the amount of damages sought, asserted or set forth in any pleading, except to the extent it informs such reasonable belief) in damages that, together with the reasonable costs and expenses reasonably likely to be incurred in connection with such defense, settlement or resolution of such Third Party Claim, are materially in excess of the amount for which indemnification may be received by the Indemnified Person hereunder, then the Indemnified Person shall have the right to control the defense or settlement of any such Third Party Claim and its reasonable costs and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included as part of the indemnification obligation of the Indemnifying Party or (B) if legal counsel for the Indemnified Person reasonably believes that there are or may be meritorious legal defenses available to the Indemnified Person which are different from or additional to those available to the Indemnifying Party, then the Indemnified Person and the Indemnifying Party shall jointly coordinate the defense of such Third Party Claim, but the Indemnified Person’s reasonable costs and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be borne solely by the Indemnified Person. For purposes of this Agreement, “Indemnifying Party” means (x) Parent, where the relevant Indemnified Person is an Acquiror Indemnified Person, and (b) Acquiror, where the relevant Indemnified Person is a Parent Indemnified Person.
     6.8 Limitations on Indemnification. Notwithstanding any other provision of this Agreement:
          (a) To the extent that Acquiror and/or Parent shall have any obligation to indemnify and hold harmless any other person hereunder, such obligation shall (1) not include lost profits of the business or other consequential damages (and the Indemnified Person shall not recover for such amounts), (2) not include any special, incidental or indirect damages (and the Indemnified Person shall not recover for such amounts) unless in the case of this clause (2), such damages result from fraud or intentional misrepresentation of the Indemnifying Party, and (3) not include any punitive damages (and the Indemnified Person shall not recover for such amounts) except in the case of a Third Party Claim in which such punitive damages are awarded by a court and payable by the Indemnified Person that delivered the relevant Claims Certificate.
          (b) [Reserved.]
          (c) No party shall have any right to indemnification under this Article 6 with respect to any Indemnifiable Damages to the extent (and only to the extent) such Indemnifiable Damages arise primarily out of any action or inaction of such party (provided that, for the purposes of this Section 6.8(c) only, any action or inaction of the Company prior to the Closing shall be deemed the actions and inactions of Parent at such time) or are duplicative of Indemnifiable Damages that have previously been recovered hereunder.

     6.9 Treatment of Indemnification Payments. The parties agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article 6 as adjustments to the Merger consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.
     6.10 Survival. This Article 6 shall survive the Closing.
ARTICLE 7
General Provisions
     7.1 Survival of Representations and Warranties and Covenants. The representations and warranties made by Acquiror, Sub, Parent and the Company contained in this Agreement, the Acquiror Secretary Certificate and the Parent Secretary Certificate shall survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the Escrow Release Date; provided, however, that the Special Representations and the Liquidity Representations will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for claims which seek recovery of Indemnifiable Damages arising out of a breach of such representations or warranties; provided further, no right to indemnification pursuant to Article 6 in respect of any claim that is made in accordance with Article 6 during the applicable Claims Period shall be affected by the subsequent expiration of such representations and warranties after the delivery of the Claim Certificate in respect of such claim; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article 6 or otherwise to seek recovery of Indemnifiable Damages arising out of (x) any fraud or intentional misrepresentation by Acquiror, Sub, Parent or the Company with respect to such representations and warranties, or (y) the matters listed in clause (v) of the first sentence of Section 6.2(a) until the expiration of the applicable statute of limitations. All covenants of the parties (including the covenants set forth in Article 4) shall expire and be of no further force or effect as of the Closing, except to the extent any such covenants provide or contemplate by their terms that they survive or are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article 6 in respect of any claim made in accordance with Article 6 during the applicable Claims Period based upon any breach of a covenant shall be affected by the subsequent expiration of such covenant after the delivery of the Claim Certificate in respect of such claim; provided, further, that the Tax Covenants and the Liquidity Covenants shall be deemed to survive until the expiration of the applicable statute of limitations.
     7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(i) if to Acquiror or Sub, to:
Glu Mobile Inc.
45 Fremont Street, Suite 2800
San Francisco, CA 94105
Attention: General Counsel
Facsimile No.: (650) 403-1018
Telephone No.: (415) 800-6167

with a copy (which shall not constitute notice) to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: David A. Bell
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500
(ii) if to Parent or the Company, to:
Foundation 9 Entertainment, Inc.
17600 Gillette Avenue, Suite 100
Irvine, California 92614
Attention: Chief Financial Officer
Facsimile No.: (949) 698-1505
Telephone No.: (949) 698-1504
with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
Attention: C. Brophy Christensen
Facsimile No.: (415) 984-8701
Telephone No.: (415) 984-8700
For purposes of Section 4.12 (or any exhibits referenced therein), notices, consents and approvals sent by a party via email to another party shall constitute written notices, consents and approvals, as applicable, delivered to such recipient party.
     7.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
     7.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
     7.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Sections 4.2, 4.3, 4.4, 4.6, 4.13, 4.14 and 4.15 are intended to benefit certain holders of Registrable Shares (as set forth therein) and Article 6 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
     7.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     7.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     7.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
     7.9 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law; provided, however, that any matters related to the effectiveness of the Merger shall be governed by Washington law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of San Francisco in the State of California, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 6.6), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court; provided, however, that any matters related to the effectiveness of the Merger shall be submitted to the exclusive jurisdiction of the courts of the State of Washington and the Federal courts of the United States of America located within the Western District of

Washington. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of San Francisco, California or King County, Washington, as applicable.
     7.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     7.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Signature Page Next]

          IN WITNESS WHEREOF, Acquiror, Sub, Parent and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Glu Mobile Inc.
By:
Name:
Title:

Granite Acquisition Corp.
By:
Name:
Title:

Foundation 9 entertainment, Inc.
By:
Name:
Title:

Griptonite, Inc.
By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Definitions
     As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.
          “Acquiror Common Stock” means the Common Stock, par value $0.0001 per share, of Acquiror.
          “Acquiror Options” means options to purchase shares of Acquiror Common Stock.
          “Additional Shares” means 2,106,015 shares of Acquiror Common Stock.
          “Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.
          “Base Shares” means 4,000,000 shares of Acquiror Common Stock and shall also include any additional shares of Acquiror Common Stock issued or issuable by Acquiror pursuant to this Agreement, including pursuant to any working capital adjustment that are identified as Base Shares in this Agreement.
          “Business” means the business of the Company as currently conducted by the Company, after taking into account the Pre-Closing Transfers.
          “Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.
          “California Law” means the General Corporation Law of the State of California.
          “Closing Shares” means the Base Shares (including, for the avoidance of doubt, the Escrow Shares) plus the Additional Shares.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Company Capital Stock” means the capital stock of the Company.
          “Company Common Stock” means the Common Stock, par value of $0.01 per share, of the Company.
          “Company Net Working Capital” means (a) the Company’s consolidated total current assets as of the Closing Date (as defined by and determined in accordance with GAAP) less (b) the Company’s consolidated total current liabilities as of the Closing Date (as defined by and determined in accordance with GAAP) including any “employee benefit plan” (other than any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely of the Company (without regard to recent modification to cause it to be such)) as to contributions due to such plan for the pay period in which the Closing Date occurs. For purposes of calculating Company Net Working Capital, (i) the Company’s current liabilities (1) shall include all Company Debt (as defined in Section 2.4(d)), (2) shall include all Liabilities for Taxes as of the Closing Date, whether or not such Liabilities for Taxes would be then due and payable, other than Liabilities for deferred income taxes, and (3) shall include Transaction Expenses to the extent payable by the Company and not paid by the Company on or before the Closing Date, and (ii) the Company’s current assets shall exclude deferred income taxes.
          “Company Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of Parent dated as of the Closing Date, certifying a good faith estimate of the amount of Company Net Working Capital.
          “Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of June 17, 2011, entered into by Acquiror, Parent and the Company.
          “Continuing Employees” means the employees of the Company who remain employees of the Surviving Corporation or become employees of Acquiror at or following the Effective Time and the employee of Parent identified on Exhibit F-1 hereto.
          “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date.
          “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset.
          “Escrow Account” means the account established pursuant the Escrow Agreement.
          “Escrow Agent” means Computershare Trust Company, N.A.
          “Escrow Agreement” means the escrow agreement substantially in the form attached hereto as Exhibit M.
          “Escrow Period” means the period beginning on the Closing Date and ending on the Escrow Release Date.
          “Escrow Release Date” means the date that is fifteen (15) months after the Closing Date.
          “Escrow Shares” means 600,000 of the Base Shares to be held in the Escrow Account pursuant to the Escrow Agreement.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Assets” means the assets that are listed or generally described on Exhibit K hereto and which will not be acquired by Acquiror in the Merger.
          “Excluded Employees” means the individuals listed on Exhibit O attached hereto.
          “Excluded Liabilities” means the following: (a) all Liabilities directly arising out of or directly resulting from the Excluded Assets, including any Taxes of the Parent Group directly resulting from the Pre-Closing Transfers, (b) all Liabilities arising under or relating to any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a “employee benefit plan” that is solely a Company “employee benefit plan” and other than as specifically provided in the definition of Included Liabilities below or (ii) other “employee benefit plan,” employee benefit program, or employee benefit agreement (except the “employee benefit plans,” employee benefit programs, or employee benefit agreements solely of the Company (without regard to recent modification to cause it to be such)), and (c) all Liabilities with respect to the Excluded Employees, including the individual’s termination of employment with Parent, the Company or any of their respective Affiliates.
          “Existing India Subsidiary” means Foundation 9 Entertainment India Private Limited.
          “Form 8-K” means the Current Report on Form 8-K reporting the entering into of this Agreement and the completion of the Merger that Acquiror is required to file with the SEC within four (4) Business Days after the Closing Date.
          “Form 8-K Amendment” means the amendment to the Form 8-K that Acquiror is required to file with the SEC within seventy-five (75) days after the Closing Date pursuant to Items 2.01 and 9.01 of Form 8-K in order to file necessary financial statements of Company as an exhibit.
          “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
          “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Included Liabilities” means (a) all Liabilities with respect to all employees of the Company as of the Closing Date (including, without limitation, each Continuing Employee and the individual set forth on Exhibit F-1 attached hereto), including Liabilities with respect to any such individual arising under or relating to (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely of the Company (without regard to recent modification to cause it to be such) or any other such “employee benefit plan” as to contributions due to such plan for the pay period in which the Closing Date occurs, (ii) any other “employee benefit plan,” employee benefit program, or employee benefit agreement, in each case solely of the Company, or (iii) change of control of the Company or the individual’s termination of employment with Parent, the Company or any of their respective Affiliates (b) the Liabilities described in Exhibit S to this Agreement, and (c) all Liabilities arising after the Closing to the extent not satisfied by the Company under that certain lease dated as of November 5, 2007, by and among Parent, the Company and Marymoor Warehouse Associates, LLC, as a successor in interest to Mastro Willows 2, LLC, with respect to the premises located at 12421 Willows Road NE, Kirkland, Washington.
          “India Services Agreement” means that certain F9E India Master Services Agreement substantially in the form attached hereto as Exhibit J.
          “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter, (a) in the case of Acquiror (as indicated by “knowledge of Acquiror,” “Acquiror’s knowledge” or words of similar import), the actual knowledge thereof after due inquiry of the individuals set forth on Exhibit R-1 attached hereto, (b) in the case of Parent (as indicated by “knowledge of Parent,” “Parent’s knowledge” or words of similar import), the actual knowledge thereof after due inquiry of the individuals set forth on Exhibit R-2 attached hereto, (c) in the case of the Company (as indicated by “knowledge of Company,” “the Company’s knowledge” or words of similar import), the actual knowledge thereof after due inquiry of the individuals set forth on Exhibit R-3 attached hereto. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if there has come to the attention of such individual (or should have come to the attention of such individual, were such individual acting as a reasonable person serving in such individual’s capacity) information that would cause a reasonable Person to make further inquiry into the existence or absence of any material information bearing on the fact or matter. For purposes of clarity, no aspect of this definition will require, or impute to any Person any constructive knowledge from, any Intellectual Property clearance searches.
          “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.
          “Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
          “Material Adverse Effect” means, with respect to any entity, any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the Material Adverse Effect, is (i) materially adverse to the business, financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede such entity’s ability to consummate the Merger in accordance with this Agreement; provided, however, that for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any Effect relating to, but only to the extent of such relation, the general economic, legal, regulatory or political conditions of the United States; (b) any Effect affecting the industries in which such entity and its subsidiaries operate in general to the extent not having a materially disproportionate Effect on such entity and its subsidiaries; (c) any Effect arising or resulting, but only to the extent so arising or resulting, from the Merger, the announcement or pendency of this Agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, competitors, partners or employees; (d) any decrease in the market price or trading volume of such entity’s common stock (but not any Effect underlying such decrease to the extent such other Effect would otherwise constitute a Material Adverse Effect); (e) any Effect relating to the financial or securities markets or the economy in general to the extent not having a materially disproportionate Effect on such entity and its subsidiaries (compared to other Persons in its industry); and (f) any change in Legal Requirements or GAAP as of the date hereof.
          “Minimum Cash” has the meaning set forth on Exhibit N attached hereto.
          “Parent Group” means Parent and its subsidiaries (other than the Company).
          “Parent Options” means options to purchase shares of Parent’s common stock.

          “Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) with respect to Intellectual Property, licenses granted under such Intellectual Property that are Standard Outbound IP Agreements or are disclosed in Schedule 2.17 to the Company Disclosure Letter.
          “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.
          “Pre-Closing Tax Period” means a Tax period or portion thereof ending on or prior to the Closing Date.
          “Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Closing Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act.
          “SEC” means the Securities and Exchange Commission.
          “SEC Filings” means Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and all other reports filed by Acquiror pursuant to the Exchange Act since the filing of such Form 10-K and prior to the date hereof.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
          “Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

          “Transaction Expenses” means all third party fees, costs, expenses, payments, and expenditures incurred by the Company and not paid by Parent directly relating to the consummation of the Merger and the drafting, negotiation and performance of this Agreement through the Closing Date.
          “WBCA” means the Washington Business Corporation Act, Title 23B of the Revised Code of Washington.
Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.

EXHIBIT B
List of Key Employees

EXHIBIT C-1
Form of Transition Services Agreement

EXHIBIT C-2
Form of Software Cross-License Agreement

EXHIBIT D
Form of Articles of Merger

EXHIBIT E
Form of Restrictive Legend

EXHIBIT F-1
Employee Executing Benefits Waiver

EXHIBIT F-2
Form of Benefits Waiver

EXHIBIT G
Form of IRS Notice

EXHIBIT H
Form of FIRPTA Notice

EXHIBIT I
Pre-Closing Transfer Agreement

EXHIBIT J
India Services Agreement

EXHIBIT K
List of Excluded Assets

EXHIBIT L
Assignment and Assumption Agreement

EXHIBIT M
Form of Escrow Agreement

EXHIBIT N
Covenant of Acquiror

EXHIBIT O
List of Excluded Employees

EXHIBIT P

EXHIBIT Q
List of India Sub Liabilities

EXHIBIT R-1
Knowledge of Acquiror

EXHIBIT R-2
Knowledge of Parent

EXHIBIT R-3
Knowledge of the Company

EXHIBIT S
Personnel Matter